 PROSPECTUS
LAREDO RESOURCES CORP.
628,000
SHARES OF COMMON STOCK
INITIAL PUBLIC OFFERING

The selling shareholders named in this prospectus are offering up to 628,000 shares of common stock offered through this prospectus.  We will not receive any proceeds from this offering and have not made any arrangements for the sale of these securities.  The selling shareholders are deemed underwriters, within the meaning of Section 2(11) of the Securities Act of 1933, as amended (the “Securities Act”). As underwriters, the selling shareholders are subject to the prospectus delivery requirements of the Securities Act.  The shares offered under this prospectus will be offered by the selling shareholders at a fixed price of $0.008 per share for the duration of the offering.  There is presently no public market for our common stock.
	Offering Price	Underwriting Discounts and Commissions	Proceeds to Selling Shareholders
Per Share	$0.008	None	$0.008
Total	$5,024	None	$5,024

The purchase of the securities offered through this prospectus involves a high degree of risk.  See section of this Prospectus entitled "Risk Factors" on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  The prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The Date of This Prospectus Is: June 22, 2011

Summary	5
Risk Factors	8
Risks Related To Our Financial Condition and Business Model	8
If we do not obtain additional financing, our business will fail. Because we will need additional financing to fund our extensive exploration activities, our accountants believe there is substantial doubt about our ability to continue as a going concern.	8
Because we likely will not have access to outside debt financing or external credit facilities for the foreseeable future, our ability to fund ongoing operations without additional infusions of equity capital may be limited.	8
Because the existence of commercially exploitable mineral deposits in the ABR Claims is unknown at the present time, we face a high risk that we will be unable to generate revenuesw or otherwise realize any value from the mineral claims.	8
Because we have only recently commenced business operations, we face a high risk of business failure.	9
Because our executive officers do not have any training specific to the technicalities of mineral exploration, there is a higher risk our business will fail.	9
Because the ABR Claims have not been physically examined by a professional geologist or mining engineer, we face a significant risk that the property will not contain commercially viable deposits of minerals.	9
Because we conduct our business through verbal agreements with consultants and arms-length third parties, there is a substantial risk that such persons may not be readily available to us and the implementation of our business plan could be impaired.	9
Because of the unique difficulties and uncertainties inherent in the mineral exploration business, we face a high risk of business failure.	9
Because we anticipate our operating expenses will increase prior to our earning revenues, we may never achieve profitability.	10
Because we will incur additional costs as the result of becoming a public company, our cash needs will increase and our ability to achieve net profitability may be delayed.	10
Because our president has only agreed to provide her services on a part-time basis, she may not be able or willing to devote a sufficient amount of time to our business operations, causing our business to fail.	10
Because our president, Ms. Ruth Cruz owns 56.02% of our outstanding common stock, investors may find that corporate decisions influenced by Ms. Cruz are inconsistent with the best interests of other stockholders.	10
Because our president, Ms. Ruth Cruz owns 56.02% of our outstanding common stock, the market price of our shares would most likely decline if she were to sell a substantial number of shares all at once or in large blocks.	10
If we are unable to successfully compete within the mineral exploration business, we will not be able to achieve profitable operations.	11
Because of factors beyond our control which could affect the marketability of any substances found, we may have difficulty selling any substances we discover.	11
Because our sole officer and director, Ms. Ruth Cruz Santos is not a United States Citizen and is located outside the United States, you may have difficulty enforcing judgments against her.	11
Risks Related To Legal Uncertainty	11
Because we will be subject to compliance with government regulation which may change, the anticipated costs of our exploration program may increase.	11
Future legislation and administrative changes to the mining laws could prevent us from exploring our properties.	11
Third parties may challenge our rights to our mineral properties or the agreements that permit us to explore our properties may expire if we fail to timely renew them and pay the required fees.	12
Because title to the property is held in the name of another entity, if that entity transfers the property to someone other than us, we will cease activities.	12

Because legislation, including the Sarbanes-Oxley Act of 2002, increases the cost of compliance with federal securities regulations as well as the risks of liability to officers and directors, we may find it more difficult for us to retain or attract officers and directors.	12
Risks Related To This Offering	12
If a market for our common stock does not develop, shareholders may be unable to sell their shares.	12
If the selling shareholders sell a large number of shares all at once or in blocks, the market price of our shares would most likely decline.	13
Because we will be subject to the "Penny Stock" rules the level of trading activity in our stock may be reduced.	13
If our shares are quoted on the over-the-counter bulletin board, we will be required to remain current in our filings with the SEC and our securities will not be eligible for quotation if we are not current in our filings with the SEC.	13
If we undertake future offerings of our common stock, purchasers in this offering will experience dilution of their ownership percentage.	13
Because we are currently considered a "shell company" within the meaning of Rule 12b-2 under the Exchange Act, the ability of holders of our common stock to re-sell their shares may be limited by applicable regulations.	13
Forward-Looking Statements	14
Use of Proceeds	14
Determination of Offering Price	14
Dilution	14
Selling Shareholders	15
Plan of Distribution	18
Description of Securities	19
Interests of Named Experts and Counsel	20
Organization within the Last Five Years	20
Description of Business	20
Description of Property	26
Legal Proceedings	28
Market for Common Equity and Related Stockholder Matters	28
Management’s Discussion and Analysis of Financial Condition and Results of Operations	30
Changes In and Disagreements with Accountants	32
Directors, Executive Officers, Promoters And Control Persons	33
Executive Compensation	34
Security Ownership of Certain Beneficial Owners and Management	36
Disclosure of Commission Position of Indemnification for Securities Act Liabilities	37
Certain Relationships and Related Transactions	37
Available Information	37
Financial Statements	38

Summary

Laredo Resources Corp.

We were incorporated on August 17, 2010, under the laws of the state of Nevada.  We are in the business of mineral exploration.   On November 30, 2010, our wholly owned subsidiary,  LRE Exploration LLC, a Nevada limited liability company, (“LRE”) entered into a Property Option Agreement (the “Property Option Agreement”) with Arbutus Minerals LLC (“Arbutus”) to acquire an option to purchase a 100% interest in the 20 ABR mineral claims (the “ABR Claims”).

Under the terms of the Property Option Agreement between Arbutus and LRE, we acquired an option to acquire a 100% interest in the mineral rights for the ABR Claims currently held by Arbutus for an initial payment of $10,000. Arbutus holds only the mineral rights to the ABR Claims as the ABR Claims are on Bureau of Land Management managed land.  Thus, we do not have the right to purchase the real property rights for the land underlying the ABR Claims.  In order to exercise the option, we must pay the following monies to Arbutus and make the following expenditures on the ABR Claims by the following dates:

•	Payments to Arbutus
o	$10,000 on or before November 30, 2011;
o	$20,000 on or before November 30, 2012; and
o	$50,000 on or before November 30, 2013.

•	Exploration Expenditures
o	$15,000 in aggregate exploration expenditures prior to November 30, 2012;
o	$65,000 in aggregate exploration expenditures prior to November 30, 2013; and
o	$215,000 in aggregate exploration expenditures prior to November 30, 2014.

We will either satisfy the payment terms of the Property Option Agreement in the time frame provided, thereby resulting in us exercising this option or we will fail to satisfy the payment terms and be in default of the Property Option Agreement.  If we are in default of the Property Option Agreement, Arbutus can terminate the Property Option Agreement if we fail to cure any default within 45 days after the receipt of notice of default.  Our option will expire if we are in default of the Property Option Agreement and fail to cure any default within 45 days after the receipt of notice of default.  Additionally, and notwithstanding the foregoing, if we fail to perform condition precedent to exercise the option, Arbutus shall be entitled to terminate the Property Option Agreement.

The ABR Claims are located approximately 15 miles northwest of the community of Elko in the northeastern portion of the State of Nevada on Bureau of Land Management managed land. The ABR claims are about 413 acres of lode claims consisting of 20 en bloc unpatented mineral claims.  Each claim is approximately 1500 feet by 600 feet.  The existence of commercially exploitable mineral deposits in the ABR Claims is unknown at the present time and we will not be able to ascertain such information until we receive and evaluate the results of our planned exploration program.

Prior to acquiring the option to acquire the ABR Claims, we retained the services of Mr. Carl von Einsiedel, an independent consulting geologist who holds the degree of Bachelor of Science in Geology. Mr. von Einsiedel prepared a geological report for us on the mineral exploration potential of the ABR Claims.  Included in this report is a recommended exploration program.

Phase I of the exploration program will be conducted over a one year period and has a budget of $15,000. We do not currently possess sufficient capital to fully fund Phase I. Therefore our plan is to continue to raise additional monies in order to be able to fully fund Phase I. We believe that is preferable to possess capital sufficient to complete Phase I prior to initiating it. We are hopeful that we will be able to raise an amount of capital during our first full fiscal year (September 1, 2010 to August 31, 2011) that will allow us to fully fund Phase I and undertake that Phase during the end of our first full fiscal year or the beginning of the second full fiscal year.  We currently do not have any arrangements for financing and we may not be able to obtain financing when required. Obtaining additional financing would be subject to a number of factors, including the market prices for mined minerals and the costs of exploring for or commercial production of these materials. These factors may make the timing, amount, terms or conditions of additional financing unavailable to us.

We will make the decision to proceed with any further programs based upon our consulting geologist’s review of the results and recommendations. If we do decide to proceed with Phase II, then it would commence in the late summer or early fall of 2012 and should completed in late summer or early fall of 2013.  In order to complete Phase II we will need to raise additional capital.  In order to maintain our rights under our Property Option Agreement, we will be required to make the contractual payments detailed above regardless of whether we proceed with Phases II and III of our planned exploration program.

We intend to conduct mineral exploration activities on the ABR Claims in order to assess whether the claims possess commercially exploitable mineral deposits. Our exploration program is designed to explore for commercially viable deposits of gold, silver, lead, zinc, copper, tungsten and barite. The mineral exploration program, consisting of surface reconnaissance, and geological mapping and sampling, is oriented toward defining drill targets on mineralized zones within the ABR Claims.

Mineral exploration is essentially a research activity that does not produce a product.  Successful exploration often results in increased project value that can be realized through the optioning or selling of the claimed site to larger companies.

We have not conducted any mining or exploration, aside from the aforementioned geological report on the ABR Claims. We are an exploration stage company, no proven commercial reserves have been identified on the ABR Claims and there is no assurance that a commercially viable mineral deposit currently exists on the ABR Claims.  Ms. Ruth Cruz Santos, our president and director, does not have any training as a geologist or an engineer.  As a result, our management may lack certain skills that are advantageous in managing an exploration company.  In addition, neither Ms. Santos, nor our consulting geologist, Mr. von Einsiedel, has visited the property.  As a result, we face an enhanced risk that, upon physical examination of the ABR Claims property, no commercially viable deposits of minerals will be located.

Currently, we are uncertain of the number of mineral exploration phases we will conduct before we are able to determine whether there are commercially viable minerals present on the ABR Claims.  Further phases beyond the current exploration program will be dependent upon a number of factors such as our consulting geologist recommendations and our available funds.

Since we are in the exploration stage of our business plan, we have not earned any revenues from our planned operations.  As of February 28, 2011, we had $7,132 in current assets. As of February 28, 2011 our current liabilities amounted to $5,247.  Accordingly, our working capital position as of February 28, 2011, was $1,885. Since our inception through February 28, 2011, we have incurred a net loss of $41,541.  We attribute our net loss to having no revenues to offset our expenses, which have consisted primarily of the professional fees related to the creation and operation of our business and filing of this registration statement.

Over the course of the current fiscal year, we anticipate spending approximately $30,000 on administrative expenses, including fees payable in connection with the filing of this registration statement and complying with reporting obligations.   We believe that we have sufficient funds on hand to cover all of our anticipated administrative expenses for the remainder of our first full fiscal year (September 1, 2010 to August 31, 2011), but not sufficient capital to fully fund Phase I.  Thus, during our first full fiscal year (September 1, 2010 to August 31, 2011) we will focus on raising capital sufficient to fully fund Phase I.  If successful, then we intend to initiate Phase I during the end of our first full fiscal year or the beginning of the second full fiscal year.

In the event the results of our initial exploration program prove not to be sufficiently positive to proceed with further exploration on the ABR claims, we intend to seek out and acquire interests in additional mineral exploration properties which, in the opinion of our consulting geologist, offer attractive mineral exploration opportunities.  Presently, we have not given any consideration to the acquisition of other exploration properties because we have not yet commenced our initial exploration program and have not received any results.

Our fiscal year end is August 31.We were incorporated on August 17, 2010, under the laws of the state of Nevada. Our principal offices are located at Hero de Nacarozi #10, PO Box 177, C.P. 63732, Bucerias, Nayarit, Mexico.  Our mailing address is 50 West Liberty Street, Suite 880, Reno, Nevada, and our telephone number is 775-636-6937 OR 52-329-298-3649.

We are currently considered a “shell company” within the meaning of Rule 12b-2 under the Exchange Act, in that we currently have nominal operations and nominal assets other than cash.  Accordingly, the ability of holders of our common stock to re-sell their shares may be limited by applicable regulations.  Specifically, the securities sold through this offering can only be resold through registration under the Securities Act of 1933, pursuant to Section 4(1) of the Securities Act, or by meeting the conditions of Rule 144(i) under the Securities Act.

The Offering

Securities Being Offered	Up to 628,000 shares of our common stock.

Offering Price and Alternative Plan of Distribution	The offering price of the common stock is $0.008 per share.

Minimum Number of Shares To Be Sold in This Offering	None

Securities Issued and to be Issued
3,570,000 shares of our common stock are issued and outstanding as of the date of this prospectus. All of the common stock to be sold under this prospectus will be sold by existing shareholders. There will be no increase in our issued and outstanding shares as a result of this offering.

Use of Proceeds	We will not receive any proceeds from the sale of the common stock by the selling shareholders.

Summary Financial Information
Balance Sheet Data	February 28, 2011 (unaudited)	August 31, 2010 (audited)
Cash	$7,132	$27,400
Total Assets	$17,132	$27,400
Liabilities	$30,247	$6,740
Total Stockholder’s Equity (Deficit)	$13,115	$20,660

Statement of Operations	For the Quarter Ended February 28, 2011 (unaudited)	From Inception on August 17, 2010 to February 28, 2011 (unaudited)
Revenue	$-	$-

Net Loss	$22,196	$41,541

Risk Factors

You should consider each of the following risk factors and any other information set forth herein and in our reports filed with the SEC, including our financial statements and related notes, in evaluating our business and prospects. The risks and uncertainties described below are not the only ones that impact on our operations and business. Additional risks and uncertainties not presently known to us, or that we currently consider immaterial, may also impair our business or operations. If any of the following risks actually occur, our business and financial results or prospects could be harmed. In that case, the value of the Common Stock could decline.

Risks Related To Our Financial Condition and Business Model

If we do not obtain additional financing, our business will fail. Because we will need additional financing to fund our extensive exploration activities, our accountants believe there is substantial doubt about our ability to continue as a going concern.

As of February 28, 2011, we had cash in the amount of $7,132. We expect that these monies will allow us to complete our first full year of operation, which will end August 31, 2011.  However, in order to complete our initial one year work program recommended by our consulting geologist, and any subsequent work programs, we will require additional financing as we currently do not have any operations and we have no income.   We currently do not have any arrangements for financing and we may not be able to obtain financing when required. Obtaining additional financing would be subject to a number of factors, including the market prices for mined minerals and the costs of exploring for or commercial production of these materials. These factors may make the timing, amount, terms or conditions of additional financing unavailable to us.

Additionally, as we have incurred a net loss of $41,151 for the period from our inception on August 17, 2010, to February 28, 2011, and have had no revenue generated during that same time period, our auditors have issued a going concern opinion and have raised substantial doubt about our continuance as a going concern. When an auditor issues a going concern opinion, the auditor has substantial doubt that the company will continue to operate indefinitely and not go out of business and liquidate its assets.  This is a significant risk to investors who purchase shares of our common stock because there is an increased risk that we may not be able to generate and/or raise enough resources to remain operational for an indefinite period of time. Potential investors should also be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises.  The auditor’s going concern opinion may inhibit our ability to raise financing because we may not remain operational for an indefinite period of time resulting in potential investors failing to receive any return on their investment.

There is no history upon which to base any assumption as to the likelihood that we will prove successful, and it is doubtful that we will generate any operating revenues or ever achieve profitable operations. If we are unsuccessful in addressing these risks, our business will most likely fail.

Because we likely not have access to outside debt financing or external credit facilities for the foreseeable future, our ability to fund ongoing operations without additional infusions of equity capital may be limited.

The risky nature of mineral exploration in general and our lack of tangible assets other than our mineral claim places our ability to obtain outside debt financing beyond the credit-worthiness required by most banks or typical investors of corporate debt until such time as an economically viable mine can be demonstrated.  Without additional infusions of equity capital, our ability to fund our ongoing operations beyond the current fiscal year may be limited.

Because the existence of commercially exploitable mineral deposits in the ABR Claims is unknown at the present time, we face a high risk that we will be unable to generate revenues or otherwise realize any value from the mineral claims.

The existence of commercially exploitable mineral deposits in the ABR Claims is unknown at the present time and we will not be able to ascertain such information until we receive and evaluate the results of our exploration program. Accordingly, we currently face a high risk that we will be unable to generate any revenues or otherwise realize any value from the ABR mineral claims.

Because we have only recently commenced business operations, we face a high risk of business failure.

We have just planned the initial stages of exploration on the ABR Claims.   As a result, we have no way to evaluate the likelihood that we will be able to operate the business successfully.  We were incorporated on August 17, 2010, and to date have been involved primarily in organizational activities, the optioning of our mineral claim, and obtaining an independent consulting geologist’s report on our mineral claim.  We have not earned any revenues as of the date of this prospectus, and thus face a high risk of business failure.

Because our executive officers do not have any training specific to the technicalities of mineral exploration, there is a higher risk our business will fail.

Ms. Ruth Cruz Santos, our president and director, does not have any training as a geologist or an engineer.  As a result, our management may lack certain skills that are advantageous in managing an exploration company. In addition, Ms. Cruz’s decisions and choices may not take into account standard engineering or managerial approaches that mineral exploration companies commonly use. Consequently, our operations, earnings, and ultimate financial success could suffer irreparable harm due to management’s lack of experience in geology and engineering.

Because the ABR Claims have not been physically examined by a professional geologist or mining engineer, we face a significant risk that the property will not contain commercially viable deposits of minerals.

Although we have obtained an independent geologist’s report on the ABR Claims, the property has not been physically examined in the field by a professional geologist or mining engineer.  In addition, neither our sole officer, Ms. Cruz, nor our consulting geologist, Mr. von Einsiedel, has visited the property.  As a result, we face an enhanced risk that, upon physical examination of the ABR Claims property, no commercially viable deposits of minerals will be located.  In the event that our planned exploration of the ABR Claims property reveals that no commercially viable deposits exist on the site, our business will likely fail.

Because we conduct our business through verbal agreements with consultants and arms-length third parties, there is a substantial risk that such persons may not be readily available to us and the implementation of our business plan could be impaired.

We have a verbal agreement with our consulting geologist that requires them to review all of the results from the exploration work performed upon the mineral claim that we have optioned and then make recommendations based upon those results. In addition, we have a verbal agreement with our accountants to perform requested financial accounting services and a written agreement with our outside auditors to perform auditing functions.  Each of these functions requires the services of persons in high demand and these persons may not always be available.  The implementation of our business plan may be impaired if these parties do not perform in accordance with our verbal agreement.  In addition, it may be difficult to enforce a verbal agreement in the event that any of these parties fail to perform.

Because of the unique difficulties and uncertainties inherent in the mineral exploration business, we face a high risk of business failure.

Potential investors should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises.  The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral properties that we plan to undertake. These potential problems include, but are not limited to, unanticipated problems relating to exploration, and additional costs and expenses that may exceed current estimates. The search for valuable minerals also involves numerous hazards.  As a result, we may become subject to liability for such hazards, including pollution, cave-ins and other hazards against which we cannot insure or against which we may elect not to insure.  At the present time, we have no coverage to insure against these hazards. The payment of such liabilities may have a material adverse effect on our financial position, results of operations, and cash flows.  In addition, there is no assurance that the expenditures to be made by us in the exploration of the mineral claims will result in the discovery of mineral deposits.  Problems such as unusual or unexpected formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts.

Because we anticipate our operating expenses will increase prior to our earning revenues, we may never achieve profitability.

Prior to completion of our exploration stage, we anticipate that we will incur increased operating expenses without realizing any revenues.  We expect to incur continuing and significant losses into the foreseeable future.  As a result of continuing losses, we may exhaust all of our resources and be unable to complete the exploration of the ABR Claims.  Our accumulated deficit will continue to increase as we continue to incur losses.  We may not be able to earn profits or continue operations if we are unable to generate significant revenues from the exploration of the mineral claims if we exercise our option.  There is no history upon which to base any assumption as to the likelihood that we will be successful, and we may not be able to generate any operating revenues or ever achieve profitable operations.  If we are unsuccessful in addressing these risks, our business will most likely fail.

Because we will incur additional costs as the result of becoming a public company, our cash needs will increase and our ability to achieve net profitability may be delayed.

Upon the effectiveness of our Registration Statement, we will become a publicly reporting company and will be required to stay current in our filings with the SEC, including, but not limited to, quarterly and annual reports, current reports on materials events, and other filings that may be required from time to time.  We believe that, as a public company, our ongoing filings with the SEC will benefit shareholders in the form of greater transparency regarding our business activities and results of operations.   In becoming a public company, however, we will incur additional costs in the form of audit and accounting fees and legal fees for the professional services necessary to assist us in remaining current in our reporting obligations.  We expect that, during our first full fiscal year (September 1, 2010 to August 31, 2011), we will incur costs for administrative fees of approximately $30,000 consisting primarily of $12,500 in professional fees for our operations and $15,000 in professional fees which we expect to incur in this offering.  We estimate that ongoing professional fees to be incurred as result of becoming a reporting company will run approximately $15,000 per year during the exploration phase of our business.These costs will increase our cash needs and may hinder or delay our ability to achieve net profitability even after we have begun to generate revenues from the extraction of minerals on our mining claims.

Because our president has only agreed to provide her services on a part-time basis, she may not be able or willing to devote a sufficient amount of time to our business operations, causing our business to fail.

Ms. Cruz, our president and chief financial officer, devotes 5 to 10 hours per week to our business affairs. We do not have an employment agreement with Ms. Cruz nor do we maintain a key man life insurance policy for her. Currently, we do not have any full or part-time employees.  If the demands of our business require the full business time of Ms. Cruz, it is possible that Ms. Cruz may not be able to devote sufficient time to the management of our business, as and when needed.  If our management is unable to devote a sufficient amount of time to manage our operations, our business will fail.

Because our president, Ms. Ruth Cruz owns 56.02% of our outstanding common stock, investors may find that corporate decisions influenced by Ms. Cruz are inconsistent with the best interests of other stockholders.

Ms. Cruz is our president, chief financial officer and sole director. She owns 56.02% of the outstanding shares of our common stock. Accordingly, she will have a significant influence in determining the outcome of all corporate transactions or other matters, including mergers, consolidations and the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control. While we have no current plans with regard to any merger, consolidation or sale of substantially all of its assets, the interests of Ms. Cruz may still differ from the interests of the other stockholders.

Because our president, Ms. Ruth Cruz owns 56.02% of our outstanding common stock, the market price of our shares would most likely decline if she were to sell a substantial number of shares all at once or in large blocks.

Our president, Ms. Ruth Cruz Santos, owns 2,000,000 shares of our common stock which equates to 56.02% of our outstanding common stock.  There is presently no public market for our common stock and we plan to apply for quotation of our common stock on the FINRA over-the-counter bulletin board upon the effectiveness of the registration statement of which this prospectus forms a part.  If our shares are publicly traded on the over-the-counter bulletin board, Ms. Cruz will eventually be eligible to sell her shares publicly subject to the volume limitations in Rule 144.  The offer or sale of a large number of shares at any price may cause the market price to fall.  Sales of substantial amounts of common stock or the perception that such transactions could occur, may materially and adversely affect prevailing market prices for our common stock.

If we are unable to successfully compete within the mineral exploration business, we will not be able to achieve profitable operations.

The mineral exploration business is highly competitive.  This industry has a multitude of competitors and no small number of competitors dominates this industry with respect to any of the large volume metallic minerals.  Our exploration activities will be focused on attempting to locate commercially viable mineral deposits on the ABR Claims.  Many of our competitors have greater financial resources than us.  As a result, we may experience difficulty competing with other businesses when conducting mineral exploration activities on the ABR Claims.  If we are unable to retain qualified personnel to assist us in conducting mineral exploration activities on the ABR Claims if a commercially viable deposit is found to exist, we may be unable to enter into production and achieve profitable operations.

Because of factors beyond our control which could affect the marketability of any substances found, we may have difficulty selling any substances we discover.

Even if commercial quantities of reserves are discovered, a ready market may not exist for the sale of the reserves. Numerous factors beyond our control may affect the marketability of any substances discovered.  These factors include market fluctuations, the proximity and capacity of natural resource markets and processing equipment, and government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals, and environmental protection.  These factors could inhibit our ability to sell minerals in the event that commercial amounts of minerals are found.

Because our sole officer and director, Ms. Ruth Cruz Santos is not a United States Citizen and is located outside the United States, you may have difficulty enforcing judgments against her.

Our sole officer and director, Ms. Ruth Cruz Santos, lives in Mexico and is a Mexican citizen. As a result, it may be difficult for you to effect service of process within the United States upon her. It may also be difficult for you to enforce in U.S. courts judgments on the civil liability provisions of the U.S. federal securities laws against her. In addition, there is uncertainty as to whether the courts of Mexico would recognize or enforce judgments of U.S. courts. Whether courts in Mexico will recognize and enforce foreign judgments will depend upon the requirements of Mexican law based on treaties between Mexico and the country where the judgment is made or on reciprocity between jurisdictions. The outcome of such legal determinations is inherently uncertain.

Risks Related To Legal Uncertainty

Because we will be subject to compliance with government regulation which may change, the anticipated costs of our exploration program may increase.

There are several governmental regulations that materially restrict mineral exploration or exploitation.  We may be required to obtain work permits, post bonds and perform remediation work for any physical disturbance to the land in order to comply with these regulations.  While our planned exploration program budgets for regulatory compliance, there is a risk that new regulations could increase our costs of doing business, prevent us from carrying out our exploration program, and make compliance with new regulations unduly burdensome.

Future legislation and administrative changes to the mining laws could prevent us from exploring our properties.

New state and U.S. federal laws and regulations, amendments to existing laws and regulations, administrative interpretation of existing laws and regulations, or more stringent enforcement of existing laws and regulations, could have a material adverse impact on our ability to conduct exploration and mining activities.  Any change in the regulatory structure making it more expensive to engage in mining activities could cause us to cease operations.

Third parties may challenge our rights to our mineral properties or the agreements that permit us to explore our properties may expire if we fail to timely renew them and pay the required fees.

In connection with the acquisition of our mineral properties, we sometimes conduct only limited reviews of title and related matters, and obtain certain representations regarding ownership. These limited reviews do not necessarily preclude third parties from challenging our title and, furthermore, our title may be defective.  Although we are not aware of any such claims, third parties could challenge the location notice for the ABR claims under claim of prior right under an earlier claim location notice or other filing covering some or all of the area encompassed by the ABR claims.  Consequently, there can be no guarantee that, upon exercise of our option to acquire the ABR Claims, we will hold good and marketable title to all of the included mining concessions and mining claims.  If any of our concessions or claims were challenged, we could incur significant costs and lose valuable time in defending such a challenge.  These costs or an adverse ruling with regards to any challenge of our titles could have a material adverse affect on our financial position or results of operations. There can be no assurance that any such disputes or challenges will be resolved in our favor.

We are not aware of challenges to the location or area of any of our mining claims. There is, however, no guarantee that title to the claims will not be challenged or impugned in the future.

Because title to the property is held in the name of another entity, if that entity transfers the property to someone other than us, we will cease activities.

Title to the property upon which we intend to conduct exploration activities is not held in our name. Title to the property is recorded in the name of Arbutus Minerals LLC.  An unpatented mining claim is a selected parcel of U.S. federal land, valuable for a specific mineral deposit or deposits, for which the claimant has asserted a right of possession. A patented mining claim is one for which the federal government has conveyed title, making it private land. The ABR Claims are unpatented mining claims. Arbutus’ rights to the ABR Claims are thus restricted to the exploration and extraction of a mineral deposit. ABR’s rights to the ABR claim are recorded, however, with the county and the BLM. If Arbutus, as the record owner of the claim, transfers the property to a third person, the third person will obtain good title and we will have nothing. If this should occur, we will subsequently not own any property and we will have to cease all exploration activities.

Because legislation, including the Sarbanes-Oxley Act of 2002, increases the cost of compliance with federal securities regulations as well as the risks of liability to officers and directors, we may find it more difficult for us to retain or attract officers and directors.

The Sarbanes-Oxley Act of 2002 was enacted in response to public concerns regarding corporate accountability in connection with recent accounting scandals. The stated goals of the Sarbanes-Oxley Act are to increase corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies, and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. The Sarbanes-Oxley Act generally applies to all companies that file or are required to file periodic reports with the SEC, under the Securities Exchange Act of 1934.  Upon becoming a public company, we will be required to comply with the Sarbanes-Oxley Act and it is costly to remain in compliance with the federal securities regulations.  Additionally, we may be unable to attract and retain qualified officers, directors and members of board committees required to provide for our effective management as a result of Sarbanes-Oxley Act of 2002. The enactment of the Sarbanes-Oxley Act of 2002 has resulted in a series of rules and regulations by the SEC that increase responsibilities and liabilities of directors and executive officers. The perceived increased personal risk associated with these recent changes may make it more costly or deter qualified individuals from accepting these roles.  Significant costs incurred as a result of becoming a public company could divert the use of finances from our operations resulting in our inability to achieve profitability.

Risks Related To This Offering

If a market for our common stock does not develop, shareholders may be unable to sell their shares

A market for our common stock may never develop.  We currently plan to apply for quotation of our common stock on the FINRA over-the-counter bulletin board upon the effectiveness of the registration statement of which this prospectus forms a part.  However, our shares may never be traded on the bulletin board, or, if traded, a public market may not materialize.  If our common stock is not traded on the bulletin board or if a public market for our common stock does not develop, investors may not be able to re-sell the shares of our common stock that they have purchased and may lose all of their investment.

If the selling shareholders sell a large number of shares all at once or in blocks, the market price of our shares would most likely decline.

The selling shareholders are offering 628,000 shares of our common stock through this prospectus. Our common stock is presently not traded on any market or securities exchange, but should a market develop, shares sold at a price below the current market price at which the common stock is trading will cause that market price to decline. Moreover, the offer or sale of a large number of shares at any price may cause the market price to fall.  The outstanding shares of common stock covered by this prospectus represent 17.59% of the common shares issued and outstanding as of the date of this prospectus.

Because we will be subject to the “Penny Stock” rules the level of trading activity in our stock may be reduced.

Broker-dealer practices in connection with transactions in "penny stocks" are regulated by penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on some national securities exchanges or quoted on Nasdaq). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, broker-dealers who sell these securities to persons other than established customers and "accredited investors" must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.

If our shares are quoted on the over-the-counter bulletin board, we will be required to remain current in our filings with the SEC and our securities will not be eligible for quotation if we are not current in our filings with the SEC.

In the event that our shares are quoted on the over-the-counter bulletin board, we will be required to remain current in our filings with the SEC in order for shares of our common stock to be eligible for quotation on the over-the-counter bulletin board.  In the event that we become delinquent in our required filings with the SEC, quotation of our common stock will be terminated following a 30 or 60 day grace period if we do not make our required filing during that time.  If our shares are not eligible for quotation on the over-the-counter bulletin board, investors in our common stock may find it difficult to sell their shares.

If we undertake future offerings of our common stock, purchasers in this offering will experience dilution of their ownership percentage.

Generally, existing shareholders will experience dilution of their ownership percentage in the company if and when additional shares of common stock are offered and sold.  In the future, we may be required to seek additional equity funding in the form of private or public offerings of our common stock.  In the event that we undertake subsequent offerings of common stock, your ownership percentage, voting power as a common shareholder, and earnings per share, if any, will be proportionately diluted.  This may, in turn, result in a substantial decrease in the per-share value of your common stock.

Because we are currently considered a “shell company” within the meaning of Rule 12b-2 under the Exchange Act, the ability of holders of our common stock to re-sell their shares may be limited by applicable regulations.

We are currently considered a “shell company” within the meaning of Rule 12b-2 under the Exchange Act, in that we currently have nominal operations and nominal assets other than cash.  Accordingly, the ability of holders of our common stock to re-sell their shares may be limited by applicable regulations.  Specifically, the securities sold through this offering can only be resold through registration under the Securities Act of 1933, pursuant to Section 4(1) of the Securities Act, or by meeting the conditions of Rule 144(i) under the Securities Act.

Forward-Looking Statements

This prospectus contains forward-looking statements that involve risks and uncertainties.  We use words such as anticipate, believe, plan, expect, future, intend and similar expressions to identify such forward-looking statements.  The actual results could differ materially from our forward-looking statements.  Our actual results are most likely to differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in this Risk Factors section and elsewhere in this prospectus.

Use of Proceeds

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders.

Determination of Offering Price

The $0.008 per share offering price of our common stock was arbitrarily chosen using the last sales price of our stock from our most recent private offering of common stock. There is no relationship between this price and our assets, earnings, book value or any other objective criteria of value.

Dilution

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding.  Accordingly, there will be no dilution to our existing shareholders.

Selling Shareholders

The selling shareholders named in this prospectus are offering all of the 628,000 shares of common stock offered through this prospectus.  The selling shareholders are deemed underwriters within the meaning of Section 2(11) of the Securities Act, and any shares offered hereby will be fixed at $0.008 per share for the duration of the offering.The selling shareholders purchased their shares in an offering completed on August 27, 2010. All of the shares were acquired from us by the selling shareholders in an offering that was exempt from registration pursuant to Rule 903(a)&(b)(3) of Regulation S of the Securities Act of 1933 as the following criteria were satisfied:

•	All offers and sales were made to non-U.S. persons outside of the United States ;
•	No directed selling efforts were made in the United States by any party;
•	Offering restrictions were implemented;
•	The offer or sale was made only to natural persons who are Mexican citizens; and
•	All of the provisions of Rule 903(b)(3)(iii)(B) were complied with. Specifically:
o	The purchasers of the shares certified that they were not U.S. persons and were not acquiring the securities for the account or benefit of any U.S. person
o
The purchasers of the shares agreed to resell such securities only in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration; and agreed not to engage in hedging transactions with regard to such securities unless in compliance with the Act.

o
The share certificates will contain a legend to the effect that transfer is prohibited except in accordance with the provisions of Regulation S, pursuant to registration under the Act, or pursuant to an available exemption from registration; and that hedging transactions involving those securities may not be conducted unless in compliance with the Act; and

o
Per the subscriptions for the shares, we are required to refuse to register any transfer of the shares not made in accordance with the provisions of Regulation S, pursuant to registration under the Act, or pursuant to an available exemption from registration.

The following table provides information regarding the beneficial ownership of our common stock held by each of the selling shareholders as of June 22, 2011 including:

1.   the number of shares owned by each prior to this offering;
2.   the total number of shares that are to be offered by each;
3.   the total number of shares that will be owned by each upon completion of the offering;
4.   the percentage owned by each upon completion  of the offering; and
5.   the identity of the beneficial holder of any entity that owns the shares.

The named parties beneficially own and have sole voting and investment power over all shares or rights to the shares, unless otherwise shown in the table.  The numbers in this table assume that none of the selling shareholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold.  The percentages are based on 3,570,000 shares of common stock outstanding on June 22, 2011.

Name of Stockholder	Shares Owned Prior to this Offering	Total Number of Shares to be Selling Shareholder Account	Total Shares to be Owned Upon Completion of this Offering	Percent Owned Upon Completion of this Offering
Pablo Quintero Aguilar	30,000	12,000	18,000	0.50%
Nain Garcia Albarran	50,000	20,000	30,000	0.84%
Aurora Ramos Balcazar	40,000	16,000	24,000	0.67%
Maria Elena Bernal Belloso	40,000	16,000	24,000	0.67%
Ofelia Lopez Carrillo	40,000	16,000	24,000	0.67%
Ma Concepcion Manzano Chavez	50,000	20,000	30,000	0.84%
Ambrocio Moreno Cruz	20,000	8,000	12,000	0.34%
Felicitas Belloso Dominguez	50,000	20,000	30,000	0.84%
Jose Garcia Espinoza	20,000	8,000	12,000	0.34%
Dioscoro Gonzalez Garcia	50,000	20,000	30,000	0.84%
Maribel Reynaga Garcia	30,000	12,000	18,000	0.50%
Pedro Avila Garcia	20,000	8,000	12,000	0.34%
Antonio Hernandez Gonzalez	50,000	20,000	30,000	0.84%
Ilda Mendoza Gonzales	30,000	12,000	18,000	0.50%
Carmelo Perez Gonzalez	50,000	20,000	30,000	0.84%
Maria Isabel Rodriguez Guerra	50,000	20,000	30,000	0.84%
Rosa Alicia Gutierrez	40,000	16,000	24,000	0.67%
Maria Luisa Moreno Hernandez	20,000	8,000	12,000	0.34%
Maria Cristina Esparza Lara	50,000	20,000	30,000	0.84%

Ana Laura Raygoza Leon	20,000	8,000	12,000	0.34%
Guadalupe Paz LLanez	50,000	20,000	30,000	0.84%
Rosario Judith Garcia Manzano	50,000	20,000	30,000	0.84%
Bernado Garcia Martinez	30,000	12,000	18,000	0.50%
Gerardo Garcia Martinez	20,000	8,000	12,000	0.34%
J Guadalupe Garcia Martinez	20,000	8,000	12,000	0.34%
Jose De Jesus Esparza Mireles	50,000	20,000	30,000	0.84%
Martina Gomez Morales	20,000	8,000	12,000	0.34%
Vicencia Quinonez Olguin	40,000	16,000	24,000	0.67%
Noe Vilchis Ortega	40,000	16,000	24,000	0.67%
Rodolfo Ramos Ortega	50,000	20,000	30,000	0.84%
Cinthia Belen Trevino Palomera	40,000	16,000	24,000	0.67%
Victor Hugo Trevino Palomera	50,000	20,000	30,000	0.84%
I Gnacio Garcia Perez	50,000	20,000	30,000	0.84%
Jose Eduardo Charvez Ramos	40,000	16,000	24,000	0.67%
Maria Magdalena Ramos	30,000	12,000	18,000	0.50%
Juan Carlos Lopez Rodriguez	30,000	12,000	18,000	0.50%
Miguel Angel Calixto Rodriguez	40,000	16,000	24,000	0.67%
Erika Adriana Ramos Ruiz	40,000	16,000	24,000	0.67%
Genaro Ochoa Salazar	50,000	20,000	30,000	0.84%
Blanca Guadalupe Pacheco Santos	50,000	20,000	30,000	0.84%
Zoila Maribel Garcia Viorato	30,000	12,000	18,000	0.50%

None of the selling shareholders; (1) has had a material relationship with us other than as a shareholder at any time within the past three years; (2) has been one of our officers or directors; or (3) are broker-dealers or affiliate of broker-dealers.

The selling shareholders and any broker/dealers who act in connection with the sale of the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, and any commissions received by them and any profit on any resale of the shares as a principal might be deemed to be underwriting discounts and commissions under the Securities Act.

Plan of Distribution

The selling shareholders may sell some or all of their common stock in one or more transactions, including block transactions:

1.	on such public markets or exchanges as the common stock may from time to time be trading;
2.	in privately negotiated transactions;
3.	through the writing of options on the common stock;
4.	in short sales, or;
5.	in any combination of these methods of distribution.

The selling shareholders are deemed underwriters, within the meaning of Section 2(11) of the Securities Act. As underwriters, the selling shareholders are subject to the prospectus delivery requirements of the Securities Act.  The shares offered under this prospectus will be offered by the selling shareholders at a fixed price of $0.008 per share for the duration of the offering.Upon effectiveness of the Registration Statement of which this Prospectus is a part , we intend to apply through a market maker for quotation of our common stock on the FINRA Over-The-Counter Bulletin Board.Public trading of our common stock, however, may never materialize.  If such a market does materialize, the selling shareholders offering shares under this Prospectus may only sell their shares at the fixed price of $0.008.
Presently, the selling shareholders cannot sell their common stock of our Company in accordance with Rule 144 under the Securities Act.

The selling shareholders may also sell their shares directly to market makers acting as agents in unsolicited brokerage transactions.  Any broker or dealer participating in such transactions as an agent may receive a commission from the selling shareholders or from such purchaser if they act as agent for the purchaser. If applicable, the selling shareholders may distribute shares to one or more of their partners who are unaffiliated with us.  Such partners may, in turn, distribute such shares as described above.

We are bearing all costs relating to the registration of the common stock.  The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act in the offer and sale of the common stock.  In particular, because the selling shareholders are deemed to be underwriters, they must comply with applicable law and among other things:

1.   may not engage in any stabilization activities in connection with our common stock;
2.   must furnish each broker or dealer through which common stock may be offered, such copies of  this prospectus, as amended from time to time, as may be required by such broker or dealer; and;
3.   may not bid for or purchase any of our securities or attempt to induce any person  to purchase any of our securities other than as permitted under the Securities Exchange  Act.

Description of Securities

Common Stock

We have 90,000,000 common shares with a par value of $0.001 per share of common stock authorized, of which 3,570,000 shares were outstanding as of February 28, 2011.

Voting Rights

Holders of common stock have the right to cast one vote for each share of stock in his or her own name on the books of the corporation, whether represented in person or by proxy, on all matters submitted to a vote of holders of common stock, including the election of directors.  There is no right to cumulative voting in the election of directors.  Except where a greater requirement is provided by statute or by the Articles of Incorporation, or by the Bylaws, the presence, in person or by proxy duly authorized, of the holder or holders of a majority of the outstanding shares of our common voting stock shall constitute a quorum for the transaction of business. The vote by the holders of a majority of such outstanding shares is also required to effect certain fundamental corporate changes such as liquidation, merger or amendment of the Company's Articles of Incorporation.

Dividends

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends.  The Nevada Revised Statutes, however, do prohibit us from declaring dividends where after giving effect to the distribution of the dividend:

1. we would not be able to pay our debts as they become due in the usual course of business, or;

2. our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.

Pre-emptive Rights

Holders of common stock are not entitled to pre-emptive or subscription or conversion rights, and there are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of common stock are, and the shares of common stock offered hereby will be when issued, fully paid and non-assessable.

Share Purchase Warrants

We have not issued and do not have outstanding any warrants to purchase shares of our common stock.

Options

We have not issued and do not have outstanding any options to purchase shares of our common stock.

Convertible Securities

We have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

Nevada Anti-Takeover Laws

Nevada Revised Statutes sections 78.378 to 78.379 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply.  Our articles of incorporation and bylaws do not state that these provisions do not apply.  The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The statute is limited to corporations that are organized in the state of Nevada and that have 200 or more stockholders, at least 100 of whom are stockholders of record and residents of the State of Nevada; and does business in the State of Nevada directly or through an affiliated corporation. Because of these conditions, the statute currently does not apply to our company.

Interests of Named Experts and Counsel

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries or the ABR Claims. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The Law Offices of Ryan Alexander, PLLC, our legal counsel, has provided an opinion on the validity of our common stock.

De Joya Griffith & Company LLC, an independent registered public accounting firm, has audited our financial statements included in this prospectus and registration statement to the extent and for the periods set forth in their audit report.  De Joya Griffith & Company LLC has presented their report with respect to our audited financial statements.  The report of De Joya Griffith & Company LLC is included in reliance upon their authority as experts in accounting and auditing.

Mr. Carl von Einsiedel, Bachelor of Science in Geology, Professional Geoscientist, Consulting Geologist, has provided a geological evaluation report on the ABR Claims.  He was employed on a flat rate consulting fee basis and he has no interest, nor does he expect any interest in the property or securities of Laredo Resources Corp.

Organization within the Last Five Years

We were incorporated on August 17, 2010 under the laws of the state of Nevada. On August 31, 2010, we formed a wholly owned subsidiary known as LRE Exploration LLC. (“LRE”), organized under the laws of the state of Nevada. LRE was formed to conduct our exploration operations within the United States of America. On November 30, 2010, we entered into a Property Option Agreement (the “Property Option Agreement”) between LRE, and Arbutus Minerals LLC, (“Arbutus”) whereby we acquired an option to purchase a 100% interest in 20 mineral claims known as the ABR Mineral Claims (the “ABR Claims”), located in the northeastern  portion of the state of Nevada. Under the terms of the Property Option Agreement, LRE is the operator of the exploration program that is to be conducted on the claim. The Property Option Agreement sets forth each party's rights and responsibilities relating to both the exploration and potential mining stages of the operations to be conducted on the ABR Claims.

We have entered into two transactions with Ms. Cruz.  First, Ms. Cruz purchased 2,000,000 shares of our common stock on August 19, 2010, at a price of $0.0078125 per share.  Second, on September 2, 2010, she loaned us $15,000. The loan is interest free. The principal balance is due on or before September 30, 2012.  Other than the foregoing, Ms. Cruz has not acquired from us anything of value either directly or indirectly.

Description of Business

Business of Company

We are an exploration stage company that intends to engage in the exploration of mineral properties with a view to exploiting any mineral deposits we discover.  We, through our wholly owned subsidiary, LRE Exploration LLC, a Nevada limited liability company, (“LRE”) own an option to acquire an undivided 100% beneficial interest in a mineral claim located in Elko County, in the State of Nevada, known as the ABR Claims.  Although we hold an option to the mineral exploration rights relating to the twenty mineral claims in the ABR Claims, we do not own any real property interest in the ABR Claims or any other property.

Overview of Our Mineral Exploration Business

Mineral exploration is essentially a research activity that does not produce a product.  Successful exploration often results in increased project value that can be realized through the optioning or selling of the claimed site to larger companies.  As such, we intend to acquire properties which we believe have potential to host economic concentrations of minerals.  These acquisitions have and may take the form of unpatented mining claims on federal land, or leasing claims, or private property owned by others.  An unpatented mining claim is an interest that can be acquired to the mineral rights on open lands of the federally owned public domain.  Claims are staked in accordance with the Mining Law of 1872, recorded with the federal government pursuant to laws and regulations established by the Bureau of Land Management (the Federal agency that administers America’s public lands), and grant the holder of the claim a possessory interest in the mineral rights, subject to the paramount title of the United States.

We plan to perform basic geological work on the ABR mineral claims to identify specific drill targets on the property, and then collect subsurface samples by drilling to confirm the presence of mineralization (the presence of economic minerals in a specific area or geological formation).  If successful, we may enter into joint venture agreements with other companies to fund further exploration work on the ABR mineral claims.  If we are not successful in determining the presence of mineralization on the ABR claims, we may seek out other mineral claims prospects.By such prospects, we mean properties that may have been previously identified by third parties, including prior owners such as exploration companies, as mineral prospects with potential for economic mineralization.  Often these properties have been sampled, mapped and sometimes drilled, usually with indefinite results.  Accordingly, such acquired projects will either have some prior exploration history or will have strong similarity to a recognized geologic ore deposit model.  Geographic emphasis will be placed on the western United States. The focus of our activity will be to acquire properties that we believe to be undervalued; including those that we believe to hold previously unrecognized mineral potential.

Our strategy with the ABR mineral claims and other prospects deemed to be of higher risk or those that would require very large exploration expenditures is to present them to larger companies for joint venture.  Our joint venture strategy is intended to maximize the abilities and skills of the management group, conserve capital, and provide superior leverage for investors.  If we present a property to a major company and they are not interested, we will continue to seek an interested partner.

Property Option Agreement

Under the terms of the Property Option Agreement between Arbutus and LRE, our wholly owned mining exploration subsidiary, we acquired an option to acquire a 100% interest in the mineral rights for the ABR Claims for an initial payment of $10,000. In order to exercise the option, we must pay the following monies to Arbutus and make the following expenditures on the ABR Claims by the following dates:

•	Payments to Arbutus
o	$10,000 on or before November 30, 2011;
o	$20,000 on or before November 30, 2012; and
o	$50,000 on or before November 30, 2013.

•	Exploration Expenditures
o	$15,000 in aggregate exploration expenditures prior to November 30, 2012;
o	$65,000 in aggregate exploration expenditures prior to November 30, 2013; and
o	$215,000 in aggregate exploration expenditures prior to November 30, 2014.

We will either satisfy the payment terms of the Property Option Agreement in the time frame provided, thereby resulting in us exercising this option or we will fail to satisfy the payment terms and be in default of the Property Option Agreement.  If we are in default of the Property Option Agreement, Arbutus can terminate Property Option Agreement if we fail to cure any default within 45 days after the receipt of notice of default.  Our option will expire if we are in default of the Property Option Agreement and fail to cure any default within 45 days after the receipt of notice of default.  If we are in default of the Property Option Agreement and fail to cure the default within 45 days we shall have no recourse to previous incurred property option payments made to Arbutus Minerals LLC or to previously incurred exploration expenditures. Additionally, and notwithstanding the foregoing, if we fail to perform condition precedent to exercise the option, Arbutus shall be entitled to terminate the Property Option Agreement.

We have the right at any time to terminate the Property Option Agreement with Arbutus by providing at least 45 days written notice to Arbutus. Should we terminate the Property Option Agreement, we shall have no recourse to previous incurred property option payments made to Arbutus Minerals LLC or to previously incurred exploration expenditures.

We are named as the initial operator of the ABR Claims.  The operator has the full right, power and authority to do everything necessary or desirable to carry out a program and the project and to determine the manner of exploration of the property.  We can resign as operator without notice to Arbutus. We also possess the authority to appoint a new operator.

The Operator Agreement included as Appendix B to the Property Option Agreement has not been concluded or executed at this time, and therefore includes some blanks. The contracting parties included the Operator Agreement shown as Appendix B to the Option Agreement as a reflection of the required and intended form Operator Agreement.

ABR Claims
The ABR claims consist of 20 adjoining unpatented mineral claims totaling 413 acres.  Each claim is approximately 1500 feet by 600 feet.

Location and Means of Access to ABR Claims
The ARB mineral Claims are located approximately 15 miles northwest of the city of Elko, Nevada on BLM-managed land in Elko County, a county in northeastern Nevada. Access is by way of a 2 wheel drive road to within ½ mile of the claims. From the road, access is approximately ½ mile to the east of the road across public lands.

Power and rail facilities are available within 10 miles of the mineral claims.  Supplies and services would be obtained from Elko or Reno, Nevada.

Title to ABR Claims
In 2010 Arbutus Minerals LLC, a limited liability company organized under the laws of Nevada, staked the ABR Claims.  As a result of this staking, Arbutus possesses the right to develop the mineral rights on the ABR Claims. The ABR Claims are on BLM managed land. The annual claim payments for Bureau of Land Management managed land are $140. Arbutus is responsible for making these payments.

Previous Operations on the ABR Claims.
To our knowledge, there have been no prior operations on these claims.

Present Condition of ABR Claims.
At present, the property does not have any plant, buildings, equipment or mining assets.

Work Completed on the ABR Claims.
No work has been performed on the ABR Claims by either us or Artubus.

Proposed and Current State of Exploration and Development on the Southern Beardmore Claims.
There is not currently any exploration on the property.  We retained Mr. Carl von Einsiedel, Bachelor of Science in Geology and Professional Geoscientist to conduct a study and produce a report on the exploration potential of the property.  He had the following recommendation:

•	Phase I
o
An initial assessment of the ABR Mineral Claims that should include extensive research on known occurrences in the Merrimac and Swale Mountain Districts and an initial reconnaissance exploration program.  The estimated cost of this program is $15,000 (Phase I) and would require one year to complete.

•	Phase II
o
 Subject to the results of the initial assessment, (Phase 1) a follow up program of detailed sampling and ground magnetic surveys would be warranted at a cost of $50,000 (Phase II) and would require one year to complete.

•	Phase III
o	In the event that Phase II identifies a significant altered or mineralized zone a second follow up program (Phase III) would be warranted at a cost of $150,000 and would require one year to complete.

The cumulative cost of the phases of this program is $215,000, which would be expended as follows:

Phase I

DESCRIPTION	DETAILS	COST
Research and Preparation of Base Maps		$3,000
Prospector and Sampler	2 men x 5 days x$400	4,000
Vehicle, Food Lodging		1,000
Sample analysis, soils, rocks	50 soils, 20 rocks	2,000
Compass traverses		500
Freight		200
Telephone, computer, radios		300
Geological Report		2,000
Subtotal		13,000
Contingency		2,000
GRAND TOTAL		$15,000

Phase II

Phase II of exploration would be contingent on favorable results in the initial phase.

DESCRIPTION	DETAILS	COST
Prospector and Sampler	2 men x 10 days x$400	$8,000
Vehicle, Food Lodging		2,000
Magnetic survey, VLF EM		6,000
Trenching (tracking machine and Operator)	2,000 per day	20,000
Sample Analysis	60 samples x $75 per sample	4,500
Freight		500
Telephone, computer, radios		1000
Geological Report		2,000
Subtotal		44,000
Contingency		6,000
GRAND TOTAL		$50,000

Phase III

Phase III of exploration would be contingent on favorable results in Phase II

DESCRIPTION	DETAILS	COST
Permits		$5,000
Geologist and assistant	2 men x 20 days x$400	16,000
Vehicle, Food Lodging		4,000
Diamond drilling	3 holes x 700 x $50 per day	105,000
Sample analysis	100 samples x $75	6,000
Freight		500
Telephone, computer, radios		2,000
Geological Report		2,000
Subtotal		140,500
Contingency		9,500
GRAND TOTAL		$150,000

While we have not yet commenced the field work phase of our initial exploration program, we intend to proceed with the initial exploratory work as recommended.  If we are able to raise sufficient capital during our first full fiscal year (September 1, 2010 to August 31, 2011), then the  field work of Phase I should begin in the late summer or early fall of 2011 and should completed in late summer or early fall of 2012.  Upon our review of the results, we will assess whether the results are sufficiently positive to warrant additional phases of the exploration program.

We will make the decision to proceed with any further programs based upon our consulting geologist’s review of the results and recommendations. If we do decide to proceed with Phase II, then it would commence in the late summer or early fall of 2012 and should completed in late summer or early fall of 2013.  In order to complete Phase II we will need to raise additional capital.  In order to maintain our rights under our Property Option Agreement, we will be required to make the payments detailed on Page 21, above, regardless of whether we proceed with Phases II and III of our planned exploration program.

Upon our review of the results from Phase II, we will assess whether the results are sufficiently positive to warrant going forward with Phase III of the exploration program.  We will make the decision to proceed with any further programs based upon our consulting geologist’s review of the results and recommendations. If we do decide to proceed with Phase III, then it would commence in the late summer or early fall of 2013 and should completed in late summer or early fall of 2014.  In order to complete Phase III we will need to raise additional capital.

We will seek to fund the Phase I exploration program by obtaining capital from management and significant shareholders sufficient to fund the exploration in the ongoing operational expenses and seeking equity and/or debt financing. However we cannot provide any assurances that we will be successful in accomplishing any of these plans.

In the event our board of directors, in consultation with our consulting geologist, chooses to conduct the Phase II mineral exploration program beyond the initial program, we do not have sufficient funding on hand to do so. We will seek to fund the Phase II exploration program by obtaining capital from management and significant shareholders sufficient to fund the exploration in the ongoing operational expenses and seeking equity and/or debt financing. However we cannot provide any assurances that we will be successful in accomplishing any of these plans.

In the event that exploration programs beyond our planned Phase II program are undertaken on the ABR Claims, we anticipate that additional funding will be required in the form of equity financing from the sale of our common stock and from loans from our director.  We cannot provide investors with any assurance that we will be able to raise sufficient funding from the sale of our common stock to fund all of our anticipated expenses.  We do not have any arrangements in place for any future equity financing.  We believe that outside debt financing will not be an alternative for funding exploration programs on the ABR Claims. The risky nature of this enterprise and lack of tangible assets other than our mineral claim places debt financing beyond the credit-worthiness required by most banks or typical investors of corporate debt until such time as an economically viable mine can be demonstrated. The existence of commercially exploitable mineral deposits in the ABR Claims is unknown at the present time and we will not be able to ascertain such information until we receive and evaluate the results of our exploration program.

No Known Presence of Reserves on the ABR Claims.
The proposed program is exploratory in nature and there are no known reserves on the property.

Rock Formations and Mineralization of Existing or Potential Economic Significance on the ABR Claims.
The ABR Claims are in an area referred to as the Independence Mountains. The Independence Mountain Range is part of the Basin and Range Province of Nevada and is a horst block consisting primarily of Paleozoic sedimentary rocks with lesser Tertiary volcanics and intrusive dikes.

There appear to be two main assemblages in the district, characterized by their position relative to the Roberts Mountains thrust, a Devonian to Mississippian structure formed during the Antler orogeny.  The western facies, or upper plate of the thrust, consists of the Cambrian to Ordovician Valmy Group and forms about 70% of the exposed rock in the area.  In the Jerritt Canyon District, the Valmy Group consists of the Snow Canyon formation, a chert, argillite, greenstone, and carbonaceous siltstone sequence, and the McAfee Quartzite, a sequence of massive quartzite and shale.

The eastern facies, or lower plate of the thrust, consists of a sequence of Ordovician to Devonian shallow water sedimentary rocks that are exposed in tectonic and erosional windows through the upper plate. The gold mineralization in the district is contained with the eastern facies rocks.  The Pogonip Group rock is exposed in the west-central part of the district and is composed of fossiliferous limestone with calcareous shale and dolomite interbeds.  The Eureka Quartzite is a massive quartzite with minor interbeds of siltstone. The Hansen Creek Formation is one of two principal ore hosts in the district.   The Hansen Creek consists of interbedded silty limestone, calcareous siltstone, dolomite, chert, and carbonaceous limestone.  The Roberts Mountains Formation is the second ore host and consists of calcareous, carbonaceous siltstone and thinly bedded, silty limestone.  The Waterpipe Canyon formation is thought to have been deposited in a synkinematic foreland basin that formed during the Antler orogeny; it consists of carbonaceous shale with interbedded greywacke, chert pebble conglomerate, bedded chert, sandstone, and siltstone.  In the Jerritt Canyon area there are four sets of dikes: Pennsylvanian basalt dikes, Eocene basalt and quartz monzonite dikes and a Miocene basalt dike. The Pennsylvanian and Eocene basaltic dikes are altered and mineralized in most of the mines.

Our Competition

Both the mineral exploration and drilling industries are intensely competitive in all phases.  In our mineral exploration activities, we will compete with many companies possessing greater financial resources and technical facilities than us for the acquisition of mineral concessions, claims, leases and other mineral interests as well as for the recruitment and retention of qualified employees.  We must overcome significant barriers to enter into the business of mineral exploration as a result of our limited operating history.

Similarly, in our drilling business, our competition includes many companies with significantly greater experience, larger client bases, and substantially greater financial resources. There are significant barriers to entry including large capital requirements and the recruitment and retention of qualified, experienced employees.

We cannot assure you that we will be able to compete in any of our business areas effectively with current or future competitors or that the competitive pressures faced by us will not have a material adverse effect on our business, financial condition and operating results.

Regulation

The exploration, drilling and mining industries operate in a legal environment that requires permits to conduct virtually all operations.  Thus permits are required by local, state and federal government agencies.  Federal agencies that may be involved include: The U.S. Forest Service (USFS), Bureau of Land Management (BLM), Environmental Protection Agency (EPA), National Institute for Occupational Safety and Health (NIOSH), the Mine Safety and Health Administration (MSHA) and the Fish and Wildlife Service (FWS).  Nevada agencies that might be involved are the Nevada Division of Enviromental Protection, Bureau of Mining Regulation and Reclamation, Nevada Department of Conservation and Natural Resource, Nevada Division of Water Resources, Nevada Department of Wildlife, Division on Minerals (Commission on Mineral Resources), and the Nevada Bureau of Mines and Geology,  The Elko County Recorder’s Office is responsible for the recordation and permanent retention of Elko County Mining Claims Records. The various permits address such issues as prospecting, development, production, labor standards, taxes, occupational health and safety, toxic substances, air quality, water use, water discharge, water quality, noise, dust, wildlife impacts, as well as other environmental and socioeconomic issues.

Prior to receiving the necessary permits to explore or mine, the operator must comply with all regulatory requirements imposed by all governmental authorities having jurisdiction over the project area.  Very often, in order to obtain the requisite permits, the operator must have its land reclamation, restoration or replacement plans pre-approved. Specifically, the operator must present its plan as to how it intends to restore or replace the affected area. Often all or any of these requirements can cause delays or involve costly studies or alterations of the proposed activity or time frame of operations, in order to mitigate impacts.  All of these factors make it more difficult and costly to operate and have a negative and sometimes fatal impact on the viability of the exploration or mining operation. Finally, it is possible that future changes in these laws or regulations could have a significant impact on our business, causing those activities to be economically reevaluated at that time.

Generally, exploration permits will not be required for surface work which does not involve the establishment of roads or the cutting of timber.  We therefore do not believe that any governmental permits will be required to perform Phase I of our contemplated exploration plan. Upon completion of Phase I of our exploration plan, additional review and consultation with our geologists and the Bureau of Land Management will be required in order to determine the applicable permitting requirements and required costs and time frames for acquiring the necessary permits. Permits and the associated fees and bonding requirements, if any, will be based on the number of drill holes proposed and similar factors.  Permits and their associated costs are generally negotiated following site inspections by and meetings with representatives of the Bureau of Land Management and other governmental parties.

Environmental protection and remediation is an increasingly important part of mineral economics.  Estimated future costs of reclamation or restoration of mined land are based principally on legal and regulatory requirements. Reclamation of affected areas after mining operations may cost millions of dollars.  Often governmental permitting agencies are requiring multi-million dollar bonds from mining companies prior to granting permits, to insure that reclamation takes place.  All environmental mitigation tends to decrease profitability of the mining operation, but these expenses are recognized as a cost of doing business by modern mining and exploration companies.

Mining and exploration activities are subject to various laws and regulations governing the protection of the environment. These laws and regulations are continually changing and are generally becoming more restrictive. We conduct our operations so as to protect the public health and environment and believe our operations are in compliance with applicable laws and regulations in all material respects. We have made, and expect to make in the future, expenditures to comply with such laws and regulations, but cannot predict the full amount of such future expenditures.

Every mining activity has an environmental impact. In order for a proposed mining project to be granted the required governmental permits, mining companies are required to present proposed plans for mitigating this impact. In the United States, where our properties are located, no mine can operate without obtaining a number of permits. These permits address the social, economic, and environmental impacts of the operation and include numerous opportunities for public involvement and comment.

Research and Development Expenditures

We have not incurred any research or development expenditures since our incorporation.

Environmental Laws

We have not incurred and do not anticipate incurring any expenses associated with environmental laws during the exploratory phases of our operations.

Subsidiaries

We do not have any subsidiaries other than LRE Exploration LLC.

Patents and Trademarks

We do not own, either legally or beneficially, any patent or trademark.

Our Employees

Other than our officer and director, Ms. Ruth Cruz Santos, we have no employees.  Assuming financing can be obtained, management expects to hire additional staff and employees as necessary as implementation of our business plan requires.

Description of Property

ABR Claims - the State of Nevada, Elko County
The ARB mineral Claims are located approximately 15 miles northwest of the city of Elko, Nevada, on BLM-managed land in Elko County, a county in northeastern Nevada. Access is by way of a 2 wheel drive road to within ½ mile of the claims. From the road, access is approximately ½ mile to the east of the road across public lands.

The ABR claims consist of 20 adjoining unpatented mineral claims totaling 413 acres.  Each claim is approximately 1500 feet by 600 feet.

ABR Mineral Claims Location

Burner
Good Hope
Divide
Scraper Springs
Rock Creek
Tuscarora
Independence Mountains
Gold Circle
Ivanhoe
Beaver
Bootstrap
Merrimac
Coal Mine
LAREDO RESOURCES
ABR PROPERTY
Swales Mountain
Lynn
AREA RESEARCHED
Elko
Maggie Creek
Carlin
Huntington
KEY
Metallic districts
Nonmetallic districts
LAREDO RESOURCES CORP.
ABR PROPERTY, ELKO COUNTY, NEVADA
NE NEVADA PROJECT LOCATOR MAP
SHOWING MINING DISTRICTS
DATE: 2010 11 25
SCALE: 1:500,000
PROJECTION: NAD 27 ZONE 11
DRAWN BY: DORIAN LESLIE
FIGURE NO:
2A

Legal Proceedings

We are not currently a party to any legal proceedings. We are not aware of any pending legal proceeding to which any of our officers, directors, or any beneficial holders of 5% or more of our voting securities are adverse to us or have a material interest adverse to us.

Our agent for service of process in Nevada is Nevada Agency and Transfer Company, 50 West Liberty Street, Suite 880, Reno, NV, 89501.

Market for Common Equity and Related Stockholder Matters

No Public Market for Common Stock.

There is presently no public market for our common stock.  Upon effectiveness of the Registration Statement of which this Prospectus is a part, we anticipate making an application through a market maker for trading of our common stock on the FINRA over the counter bulletin board.  We can provide no assurance that our shares will be traded on the bulletin board, or if traded, that a public market will materialize.

The Securities Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system.  The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the Commission, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities' laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask  price;(d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and; (f) contains such other information and is in such form, including language, type, size and format, as the Commission shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with; (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules. Therefore, because our common stock is subject to the penny stock rules, stockholders may have difficulty selling those securities.

In addition, we are currently considered a “shell company” within the meaning of Rule 12b-2 under the Exchange Act, in that we currently have nominal operations and nominal assets other than cash.  Accordingly, the ability of holders of our common stock to re-sell their shares may be limited by applicable regulations.  Specifically, the securities sold through this offering can only be resold through registration under the Securities Act of 1933, pursuant to Section 4(1) of the Securities Act, or by meeting the conditions of Rule 144(i) under the Securities Act.

Section 4(1) of the Securities Act exempts “transactions by any person other than an issuer, underwriter, or dealer” from the registration requirements of the Act.  The term “underwriter” is defined in Section 2(11) of the Securities Act as “any person who has purchased from an issuer with a view to, or offers or sells for an issuer in connection with, the distribution of any security, or participates or has a direct or indirect participation in any such undertaking, or participates or has a participation in the direct or indirect underwriting of any such undertaking.” If a purchaser of the common stock offered under this prospectus purchases the securities with a view to distribution, or is otherwise deemed to lack investment intent, he may be deemed an underwriter and required to register any re-sale of those securities under the Securities Act.

Rule 144 under the Securities Act creates a safe harbor whereby a person satisfying the applicable conditions of the Rule 144 safe harbor is deemed not to be engaged in a distribution of the securities and therefore not an underwriter of the securities.  Because we are currently a “shell company,” the special provisions of Rule 144(i), in addition to the other requirements of the Rule, must be satisfied.  Under Rule 144(i):

If an issuer has ceased to be a “shell company,” has filed all reports and other materials required to be filed by section 13 or 15(d) of the Exchange Act, as applicable, during the preceding 12 months (or for such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports, and has filed current “Form 10 information” with the Commission reflecting its status as an entity that is no longer a shell company, then those securities may be sold subject to the requirements of Rule 144 after one year has elapsed from the date that the issuer filed “Form 10 information” with the Commission.

Unless or until we are able to satisfy the special requirements of Rule 144(i), the “safe harbors” provided under Rule 144 will be inapplicable in connection with any re-sale of the securities offered under this Prospectus.

Holders of Our Common Stock

Currently, we have forty-two (42) holders of record of our common stock.

Rule 144

All of the presently outstanding shares of our common stock are "restricted securities" as defined under Rule 144 promulgated under the Securities Act and may only be sold pursuant to an effective registration statement or an exemption from registration, if available.

Stock Option Grants

To date, we have not granted any stock options.

Registration Rights

We have not granted registration rights to the selling shareholders or to any other persons.

We are paying the expenses of the offering because we seek to: (i) become a reporting company with the Commission under the Securities Exchange Act of 1934; and (ii) enable our common stock to be traded on the FINRA over-the-counter bulletin board.  We plan to file a Form 8-A registration statement with the Commission to cause us to become a reporting company with the Commission under the 1934 Act. We must be a reporting company under the 1934 Act in order that our common stock is eligible for trading on the FINRA over-the-counter bulletin board.  We believe that the registration of the resale of shares on behalf of existing shareholders may facilitate the development of a public market in our common stock if our common stock is approved for trading on a recognized market for the trading of securities in the United States.

We consider that the development of a public market for our common stock will make an investment in our common stock more attractive to future investors.  In the near future, in order for us to continue with our mineral exploration program, we will need to raise additional capital.  We believe that obtaining reporting company status under the 1934 Act and trading on the OTCBB should increase our ability to raise these additional funds from investors.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

We were incorporated on August 17, 2010, under the laws of the state of Nevada.  We hold an option, through our subsidiary LRE, to acquire a 100% interest in the ABR Claims, located in Elko County in northeastern Nevada. Ms. Ruth Cruz Santos is our President, CEO, Secretary, Treasurer, and sole director.

Our business plan is to proceed with the exploration of the ABR Claims to determine whether there are commercially exploitable reserves of gold, silver, lead, zinc, copper, tungsten and barite or other metals on the claim.  We intend to proceed with the initial exploration program as recommended by our consulting geologist.

Phase I of the recommended geological program will cost a total of approximately $15,000. Phase I consists of on-site surface reconnaissance, mapping, surface sampling, and geochemical analyses. This phase of the program is expected to commence late in our first full fiscal year (September 1, 2010 to August 31, 2011) or early in our second full fiscal year.

Phase II would entail trenching, further sampling and geochemical analyses based on the outcome of the Phase I exploration program.  The Phase II program will cost approximately $50,000.  We anticipate commencing this phase in late summer or early fall of 2012.

The budget for Phase III of our exploration program is tentative in nature as the actual exploration program to be undertaken will depend upon the outcomes of the Phase I and Phase II exploration programs. Phase III of our exploration program, if undertaken, may commence in the late summer or early fall of 2013, and will consist of diamond drilling and drill core sampling of approximately 2,100 feet of drilling at several locations on the ABR mineral claims. It is currently estimated that Phase III will cost approximately $150,000.

Neither our sole officer, Ms. Cruz, nor our consulting geologist, Ms. von Einsiedel, has visited the property.  As a result, we face an enhanced risk that, upon physical examination of the ABR Claims property, no commercially viable deposits of minerals will be located.  In the event that our planned exploration of the ABR Claims property reveals that no commercially viable deposits exist on the site, our business will likely fail. Ms. Cruz intends to visit the property prior to the inception of Phase I.  In addition, she intends to visit the property again upon the completion of Phase I.  It is expected that Phase I will begin in the late summer or early fall of 2011. Therefore, it is likely that Ms. Cruz will visit the property one time in the 2011 calendar year and one time in the 2012 calendar year.

During the current fiscal year (September 1, 2010 to August 31, 2011), we anticipate spending approximately $30,000 on administrative expenses, including fees payable in connection with the filing of this registration statement and complying with reporting obligations.  We believe that we have sufficient funds on hand to cover all of our anticipated administrative expenses for the remainder of the current fiscal year.  While we have sufficient funds on hand to cover the currently planned costs over the next fiscal year, we will require additional funding in order to complete the Phase I mineral exploration program and undertake further exploration programs on the ABR Claims and to cover all of our anticipated administrative expenses that will occur beyond our first full fiscal year.

During our first full fiscal year (September 1, 2010 to August 31, 2011) we will seek to fund the Phase I exploration program by obtaining capital from management and significant shareholders sufficient to fund the exploration in the ongoing operational expenses and seeking equity and/or debt financing. However we cannot provide any assurances that we will be successful in accomplishing any of these plans.

If we are able to raise sufficient capital to proceed with Phase I, then once we receive the analyses of our Phase I exploration program, our board of directors, in consultation with our consulting geologist will assess whether to proceed with additional mineral exploration programs.  In making this determination to proceed with a further exploration, we will make an assessment as to whether the results of the initial program are sufficiently positive to enable us to proceed.  This assessment will include an evaluation of our cash reserves after the completion of the initial exploration, the price of minerals, and the market for the financing of mineral exploration projects at the time of our assessment.

In the event our board of directors, in consultation with our consulting geologist, chooses to conduct the Phase II mineral exploration program beyond the initial program, we do not have sufficient funding on hand to do so. We will seek to fund the Phase II exploration program by obtaining capital from management and significant shareholders sufficient to fund the exploration in the ongoing operational expenses and seeking equity and/or debt financing. However we cannot provide any assurances that we will be successful in accomplishing any of these plans.

In the event that exploration programs beyond our planned Phase II program are undertaken on the ABR Claims, we anticipate that additional funding will be required in the form of equity financing from the sale of our common stock and from loans from our director.  We cannot provide investors with any assurance, however, that we will be able to raise sufficient funding from the sale of our common stock to fund all of our anticipated expenses.  We do not have any arrangements in place for any future equity financing.  We believe that outside debt financing will not be an alternative for funding exploration programs on the ABR Claims. The risky nature of this enterprise and lack of tangible assets other than our mineral claim places debt financing beyond the credit-worthiness required by most banks or typical investors of corporate debt until such time as an economically viable mine can be demonstrated. The existence of commercially exploitable mineral deposits in the ABR Claims is unknown at the present time and we will not be able to ascertain such information until we receive and evaluate the results of our exploration program.

In the event the results of our initial exploration program prove not to be sufficiently positive to proceed with further exploration on the ABR claims, we intend to seek out and acquire interests in additional mineral exploration properties which, in the opinion of our consulting geologist, offer attractive mineral exploration opportunities.  Presently, we have not given any consideration to the acquisition of other exploration properties because we have not yet commenced our initial exploration program and have not received any results.

During this exploration stage Ms. Cruz, our President, will only be devoting approximately five to ten hours per week of her time to our business.  We do not foresee this limited involvement as negatively impacting us over the next twelve months as prior to the commencement of the Phase I exploration program field work, she will resign as the Operator of the mineral property and hire outside consultants for that work.  We estimate that the cost of hiring an outside consultant as the  Operator of the mineral property will be between 5% to 10% of the cost of the exploration program which the Operator is overseeing.  If, however, the demands of our business require more business time of Ms. Cruz for activities such as raising additional capital or addressing unforeseen issues with regard to our exploration efforts, she is prepared to devote more time to our business. However, she may not be able to devote sufficient time to the management of our business, as and when needed.

Off Balance Sheet Arrangements

As of February 28, 2011, there were no off balance sheet arrangements.

Significant Equipment

We do not intend to purchase any significant equipment for the next twelve months.

Results of Operations for the three and six month period ended February 28, 2011 and for the period from August 17, 2010 (date of inception) through February 28, 2011.

We did not earn any revenues during the three and six month period ended February 28, 2011 and for the period from August 17, 2010 (Date of Inception) through February 28, 2011.  We do not anticipate earning revenues until such time that we exercise our option and enter into commercial production of the ABR Claims.  We have recently begun the exploration stage of our business and we can provide no assurance that we will discover commercially exploitable levels of mineral resources on the ABR Claims, or if such resources are discovered, that we will enter into commercial production or if commercial production commences, that commercial production will be profitable.

We incurred operating expenses and a net loss in the amount of $22,916 for the three month period ended February 28, 2011 and in the amount of $34,216 for the six month period ending February 28, 2011.  We incurred operating expenses and a net loss in the amount of $41,541 for the period from August 17, 2010 (Date of Inception) through February 28, 2011.  Our expenses consisted primarily of professional fees, mineral property exploration costs and office expenses.

We anticipate our operating expenses will increase as we continue to undertake our plan of operations.  The increase will be attributable to expanding our geological exploration program and the professional fees that we will incur in connection with the filing of a registration statement with the Securities Exchange Commission under the Securities Act of 1933.  We anticipate our ongoing operating expenses will also increase once we become a reporting company under the Securities Exchange Act of 1934.

Results of Operations for Fiscal Year Ending August 31, 2010

We did not earn any revenues from our inception on August 17, 2010, through the fiscal year ending August 31, 2010.  We do not anticipate earning revenues until such time that we exercise our option and enter into commercial production of the ABR Claims.  We have recently begun the exploration stage of our business and we can provide no assurance that we will discover commercially exploitable levels of mineral resources on the ABR Claims, or if such resources are discovered, that we will enter into commercial production or if commercial production commences, that commercial production will be profitable.

We incurred operating expenses in the amount of $7,325 for the period from our inception on August 17, 2010, to August 31, 2010. These operating expenses consisted of legal fees, foreign exchange loss and office expenses.  We anticipate our operating expenses will increase as we continue to undertake our plan of operations.  The increase will be attributable to expanding our geological exploration program and the professional fees that we will incur in connection with the filing of a registration statement with the Securities Exchange Commission under the Securities Act of 1933.  We anticipate our ongoing operating expenses will also increase once we become a reporting company under the Securities Exchange Act of 1934.

Liquidity and Capital Resources

As of February 28, 2011, we had $7,132 in current assets and current liabilities in the amount of $5,274.  Accordingly, our working capital position as of February 28, 2011, was $1,885.

We have yet to achieve profitable operations, have accumulated losses of $41,541 since our inception and expect to incur further losses in the development of the business, all of which casts substantial doubt about the our ability to continue as a going concern.

We anticipate spending approximately $30,000 on administrative expenses, including fees payable in connection with the filing of this registration statement and complying with reporting obligations during the current fiscal year (September 1, 2010 to August 31, 2011).   We estimate that ongoing professional fees to be incurred as result of becoming a reporting company will run approximately $15,000 per year during the exploration phase of our business.
On February 15, 2011, our sole officer and director loaned us additional operating funds in the amount of $10,000 under the terms of a promissory note.  The note is unsecured, bears interest at 6% per annum, and matures on February 28, 2013. We feel that we currently have sufficient funds on hand to cover all of our anticipated administrative expenses for the remainder of the 2010-2011 fiscal year.  While we have sufficient funds on hand to cover the currently planned costs over the current fiscal year, we will require additional funding in order to complete the Phase I mineral exploration program and undertake further exploration programs on the ABR Claims and to cover all of our anticipated administrative expenses that will occur beyond our first full fiscal year.

We will seek to fund the Phase I exploration program by obtaining capital from management and significant shareholders sufficient to fund the exploration in the ongoing operational expenses and seeking equity and/or debt financing. However we cannot provide any assurances that we will be successful in accomplishing any of these plans.

In the event our board of directors, in consultation with our consulting geologist, chooses to conduct the Phase II mineral exploration program beyond the initial program, we do not have sufficient funding on hand to do so. We will seek to fund the Phase II exploration program by obtaining capital from management and significant shareholders sufficient to fund the exploration in the ongoing operational expenses and seeking equity and/or debt financing. However we cannot provide any assurances that we will be successful in accomplishing any of these plans.

In the event that exploration programs beyond our planned Phase II program are undertaken on the ABR Claims, we anticipate that additional funding will be required in the form of equity financing from the sale of our common stock and from loans from our director.  We cannot provide investors with any assurance that we will be able to raise sufficient funding from the sale of our common stock to fund all of our anticipated expenses.  We do not have any arrangements in place for any future equity financing.  We believe that outside debt financing will not be an alternative for funding exploration programs on the ABR Claims. The risky nature of this enterprise and lack of tangible assets other than our mineral claim places debt financing beyond the credit-worthiness required by most banks or typical investors of corporate debt until such time as an economically viable mine can be demonstrated. The existence of commercially exploitable mineral deposits in the ABR Claims is unknown at the present time and we will not be able to ascertain such information until we receive and evaluate the results of our exploration program.

Because we have incurred a net loss of $41,541 for the period from our inception on August 17, 2010, to February 28, 2011, and have had no revenue generated during that same time period, our auditors have issued a going concern opinion and have raised substantial doubt about our continuance as a going concern. When an auditor issues a going concern opinion, the auditor has substantial doubt that the company will continue to operate indefinitely and not go out of business and liquidate its assets.  This is a significant risk to investors who purchase shares of our common stock because there is an increased risk that we may not be able to generate and/or raise enough resources to remain operational for an indefinite period of time.

Changes In and Disagreements with Accountants

We have had no changes in or disagreements with our accountants.

Directors, Executive Officers, Promoters And Control Persons

Our sole executive officer and director and her age as of August 31, 2010 is as follows:

Name	Age	Position(s) and Office(s) Held
Ruth Cruz Santos	33	President, Chief Executive Officer, Chief Financial Officer, and Director

Set forth below is a brief description of the background and business experience of each of our current executive officers and directors.

Ruth Cruz Santos.  Ms. Cruz is our CEO, CFO, President, Secretary, Treasurer and sole director, and has been serving in that capacity since August 17, 2010.  Ms. Cruz has been in the business of real property maintenance and management.  She has been employed by Bucerias Colibri Condominium, in the town of Bucerias, Nayarit, Mexico since 2004.  Ms. Cruz has no specific professional experience, qualifications, or skills that led to her appointment as our sole officer and director.

Ms. Cruz was born in Mexico and is a Mexican citizen.

None of the events enumerated in paragraphs f(1) through f(6) of Item 401 of Reg. S-K have occurred during the past ten years with regard to our sole officer and director.

Directors

Our bylaws authorize no less than one (1) director.  We currently have one Director.

Term of Office

Our Directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws.  Our officers are appointed by our board of directors and hold office until removed by the board.

Significant Employees

Ms. Cruz is our only employee.

We conduct our business through agreements with consultants and arms-length third parties. Current arrangements in place include the following:

1.
A verbal agreement with our consulting geologist provides that he will review all of the results from the exploratory work performed upon the site and make recommendations based on those results in exchange for payments equal to approximately $300 per day, plus third party costs, if any.

2.	Verbal agreements with our accountants to perform requested financial accounting services.

3.	Written agreements with auditors to perform audit functions at their respective normal and customary rates.

Executive Compensation

Compensation Discussion and Analysis

We do not pay to our sole officer, Ms. Ruth Cruz Santos, any salary or consulting fee. We anticipate that compensation may be paid to officers in the event that we decide to proceed with additional exploration programs beyond the second stage program.

We do not pay to our director any compensation for serving as a director on our board of directors.

Ms. Cruz holds substantial ownership in Laredo Resources Corp. and is motivated by a strong entrepreneurial interest in developing our operations and potential revenue base to the best of her ability.   As our business and operations expand and mature, we may expand our compensation packages designed to attract, retain and motivate other talented executives.

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to each named executive officer for the period from inception (August 17, 2010) through August 31, 2010, for all services rendered to us.

SUMMARY COMPENSATION TABLE
Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Ruth Cruz , CEO, CFO, President, Secretary-Treasurer	2010	$-	$-	$-	$-	$-	$-	$-	$-

Narrative Disclosure to the Summary Compensation Table

Our currently serving executive officer, Ms. Ruth Cruz Santos, does not currently receive any compensation from the Company for her service as officer of the Company.

Outstanding Equity Awards At Fiscal Year-end Table

The table below summarizes all unexercised options, stock that has not vested, and equity incentive plan awards for each named executive officer outstanding as of August 31, 2010.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Shares of Stock That Have Not Vested (#)	Market Value of Shares or Shares of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Shares or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Shares or Other Rights That Have Not Vested (#)
Ruth Cruz Santos	-	-	-	-	-	-	-	-	-

There were no grants of stock options since inception to the date of this Prospectus.

Compensation of Directors Table

The table below summarizes all compensation paid to our directors for the period from inception (August 17, 2010) through August 31, 2010.

DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Non-Qualified Deferred Compensation Earnings	All Other Compensation	Total
Ruth Cruz Santos	-	-	-	-	-	-	-

Narrative Disclosure to the Director Compensation Table

Our directors do not receive any compensation from the Company for their service as members of the Board of Directors of the Company.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of February 28, 2011, the beneficial ownership of our common stock by each executive officer and director, by each person known by us to beneficially own more than 5% of the our common stock and by the executive officers and directors as a group. Except as otherwise indicated, all shares are owned directly and the percentage shown is based on 3,570,000 shares of common stock issued and outstanding on February 28, 2011.

Title of class	Name and address of beneficial owner	Amount of beneficial ownership	Percent of class*

Common	Ruth Cruz Santos CLL Esteban Baca Calderon 39 Col Vista Bahia, Bucerias, Nayarit Mexico	2,000,000	56.02%

Common	Total all executive officers and directors	2,000,000	56.02%

Common	5% Shareholders	None

As used in this table, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security). In addition, for purposes of this table, a person is deemed, as of any date, to have "beneficial ownership" of any security that such person has the right to acquire within 60 days after such date.

The persons named above have full voting and investment power with respect to the shares indicated.  Under the rules of the Securities and Exchange Commission, a person (or group of persons) is deemed to be a "beneficial owner" of a security if he or she, directly or indirectly, has or shares the power to vote or to direct the voting of such security, or the power to dispose of or to direct the disposition of such security.  Accordingly, more than one person may be deemed to be a beneficial owner of the same security. A person is also deemed to be a beneficial owner of any security, which that person has the right to acquire within 60 days, such as options or warrants to purchase our common stock.

Disclosure of Commission Position of Indemnification for Securities Act Liabilities

In accordance with the provisions in our articles of incorporation, we will indemnify an officer, director, or former officer or director, to the full extent permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Certain Relationships and Related Transactions

Except as follows, none of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

•	Any of our directors or officers;
•	Any person proposed as a nominee for election as a director;
•	Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock;
•	Any of our promoters;
•	Any relative or spouse of any of the foregoing persons who has the same house address as such person.

1.           On August 19, 2010, our sole officer and director, Ruth Cruz Santos, purchased 2,000,000 shares of our common stock at a price of $0.0078125 per share.

2.           On September 2, 2010, Ms. Cruz loaned us $15,000. The loan is interest free. The principal balance is due on or before September 30, 2012.

3.           On February 15, 2011, Ms. Cruz loaned us an additional $10,000 under the terms of a promissory note.  The note is unsecured, bears interest at 6% per annum, and matures on February 28, 2013.

Our named executive officer does not receive compensation with respect to the management services which he supplies to the Company. She is, however, entitled to be reimbursed for expenses incurred on behalf of the company.

Available Information

We have filed a registration statement on form S1 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus.  This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits.  Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of the company.  We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving the company.  You may inspect the registration statement, exhibits and schedules filed with the Securities and Exchange Commission at the Commission's principal office in Washington, D.C.  Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, N.E. Washington, D.C. 20549.  Please Call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms.  The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy Statements and information regarding registrants that files electronically with the Commission.  Our registration statement and the referenced exhibits can also be found on this site.

If we are not required to provide an annual report to our security holders, we intend to still voluntarily do so when otherwise due, and will attach audited financial statements with such report.

Dealer Prospectus Delivery Obligation

Until ________________, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Financial Statements

Index to Financial Statements:

Unaudited financial statements for the three and six months ended February 28, 2011 and from inception (August 17, 2010) through February 28, 2011:

F-1	Consolidated Balance Sheets as of February 28, 2011 (unaudited) and August 31, 2010 (audited)

F-2	Consolidated Statements of Operations for three and six months ended February 28, 2011 and from Inception (August 17, 2010) through February 28, 2011 (unaudited)

F-3	Consolidated Statement of Stockholders’ Equity for the period from Inception (August 17, 2010) through February 28, 2011 (unaudited)

F-4	Consolidated Statements of Cash Flows for the six months ended February 28, 2011 and from Inception (August 17, 2010) through February 28, 2011 (unaudited)

F-5	Consolidated Notes to Financial Statements

Audited financial statements for the period from Inception (August 17, 2010) through August 31, 2010:

F-11	Report of Independent Registered Public Accounting Firm

F-12	Consolidated Balance Sheet as of August 31, 2010

F-13	Consolidated Statement of Operations for the period from Inception (August 17, 2010) through August 31, 2010

F-14	Consolidated Statements of Stockholders’ Equity for the period from Inception (August 17, 2010) through August 31, 2010

F-15	Consolidated Statement of Cash Flows for the period from Inception (August 17, 2010) through August 31, 2010

F-16	Notes to Consolidated Financial Statements

LAREDO RESOURCES CORP.
(An Exploration Stage Company)
INTERIM CONSOLIDATED BALANCE SHEETS
(Stated in US Dollars)

	February 28,	August 31,
ASSETS	2011 (Unaudited)	2010 (Audited)

Current assets
Cash	$7,132	$27,400

Property option – Note 5	10,000	-

Total assets	$17,132	$27,400

LIABILITIES AND STOCKHOLDERS (DEFICIT) EQUITY

Current liabilities
Accounts payable and accrued liabilities	$5,247	$6,740

Long term liabilities
Notes payable, related party – Note 6	25,000	-

Total liabilities	30,247	6,740

STOCKHOLDERS’ (DEFICIT) EQUITY

Preferred stock, $0.001 par value
10,000,000 shares authorized, none outstanding	-	-
Common stock, $0.001 par value
90,000,000 shares authorized 3,570,000 shares issued and outstanding– Notes 6 and 7	3,570	3,570
Additional paid-in capital	24,856	24,415
Deficit accumulated during the exploration stage	(41,541)	(7,325)

Total stockholders’ (deficit) equity	(13,115)	20,660

Total liabilities & stockholders’ (deficit) equity	$17,132	$27,400

SEE ACCOMPANYING NOTES

LAREDO RESOURCES CORP.
(An Exploration Stage Company)
INTERIM CONSOLIDATED STATEMENT OF OPERATIONS
(Stated in US Dollars)
(Unaudited)

			From
			Inception
	Three Months	Six Months	(August 17,
	Ended	Ended	2010) to
	February 28,	February 28,	February 28,
	2011	2011	2011

Expenses
Accounting and audit	3,904	9,032	9,032
Foreign exchange loss	(8)	(5)	780
Interest on notes payable – Note 6	462	462	462
Legal fees	16,988	16,988	23,278
Mineral property exploration costs	-	4,500	4,500
Office expenses	1,570	3,239	3,489

Net loss	$(22,916)	$(34,216)	$(41,541)

Basic loss per share	$(0.01)	$(0.01)	$

Weighted average number of shares outstanding - basic	3,570,000	3,570,000

Comparative financial statements for the three and six month periods ended February 28, 2010 have not been presented as the Company was incorporated on August 17, 2010.

SEE ACCOMPANYING NOTES

LAREDO RESOURCES CORP.
 (An Exploration Stage Company)
INTERIM CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
For the Period from Inception (August 17, 2010) to February 28, 2011
(Stated in US Dollars)
(Unaudited)

						Deficit
					Additional	Accumulated
			(Note 7)		Paid-in	During the
	Preferred Shares		Common Shares		Capital	Exploration Stage	Total
	Number	Amount	Number	Amount
Balance, inception (August 17, 2010)	-	$-	-	$-	$-	$-	$-

Capital stock issued to founder for cash	-	-	2,000,000	2,000	13,625	-	15,625
Capital stock issued for cash, net of commission	-	-	1,570,000	1,570	10,790	-	12,360
Net loss for the period	-	-	-	-	-	(7,325)	(7,325)

Balance, August 31, 2010	-	-	3,570,000	3,570	24,415	(7,325)	20,660

Capital contribution by president - Note 6	-	-	-	-	441	-	441
Net loss for the period	-	-	-	-	-	(34,216)	(34,216)

Balance, February 28, 2011	-	-	3,570,000	$3,570	$24,856	$(41,541)	$(13,115)

SEE ACCOMPANYING NOTES

LAREDO RESOURCES CORP.
(An Exploration Stage Company)
INTERIM CONSOLIDATED STATEMENT OF CASH FLOWS
(Stated in US Dollars)
(Unaudited)

		From
		Inception
	Six Months	(August 17,
	Ended	2010) to
	February 28,	February 28,
	2011	2011

Cash Flows from Operating Activities
Net loss	$(34,216)	$(41,541)
Adjustments to reconcile net loss to net cash used by operating activities
Non cash interest expense – capital contribution	441	441
Changes in operating assets and liabilities:
Accounts payable and accrued liabilities	(1,493)	5,247

Net cash used in operating activities	(35,268)	(35,853)

Cash Flows from Investing Activities
Acquisition of property option	(10,000)	(10,000)

Net cash used in investing activity	(10,000)	(10,000)

Cash Flows from Financing Activities
Capital stock issued	-	27,985
Notes payable, related party	25,000	25,000

Net cash provided by financing activities	25,000	52,985

Net (decrease) increase in cash during the period	(20,268)	7,132

Cash, beginning of the period	27,400	-

Cash, end of the period	$7,132	$7,132

Supplemental information

Interest and taxes paid in cash	$-	$-

Comparative financial statements for the three and six month periods ended February 28, 2010 have not been presented as the Company was incorporated on August 17, 2010.

SEE ACCOMPANYING NOTES

LAREDO RESOURCES CORP.
(An Exploration Stage Company)
Notes to Interim Consolidated Financial Statements
February 28, 2011
(Stated in US Dollars)
(Unaudited)

Note 1	Basis of Presentation

While the information presented in the accompanying February 28, 2011 consolidated financial statements is unaudited, it includes all adjustments which are, in the opinion of management, necessary to present fairly the financial position, results of operations and cash flows for the period presented in accordance with the accounting principles generally accepted in the United States of America.  In the opinion of management, all adjustments considered necessary for a fair presentation of the results of operations and financial position have been included and all such adjustments are of a normal recurring nature.  These consolidated financial statements should be read in conjunction with the Company’s August 31, 2010 audited financial statements (notes thereto) included in the Company’s Form S-1.

Operating results for the six months ended February 28, 2011 are not necessarily indicative of the results that can be expected for the year ending August 31, 2011.

Note 2	Nature of Operations and Ability to Continue as a Going Concern

The Company was incorporated in the state of Nevada, United States of America on August 17, 2010.  The Company is an exploration stage company and was formed for the purpose of acquiring exploration and development stage mineral properties.  The Company’s year-end is August 31.

On August 31, 2010, the Company incorporated a wholly-owned subsidiary, LRE Exploration LLC, (“LRE”) in the State of Nevada, United States of America (“USA”) for the purpose of mineral exploration in the USA.

On November 30, 2010, LRE entered into a property option agreement with Arbutus Minerals LLC. (“Arbutus”) whereby the Company was granted an option to earn up to a 100% interest in 20 mineral claims (the “ABR Claims”) located approximately 15 miles north of Elko, Nevada. (Note 5)

These financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which assumes that the Company will be able to meet its obligations and continue its operations for its next fiscal year.  Realization values may be substantially different from carrying values as shown and these financial statements do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern.  The Company has yet to achieve profitable operations, has accumulated losses of $41,541 since its inception and expects to incur further losses in the development of its business, all of which casts substantial doubt about the Company’s ability to continue as a going concern.

LAREDO RESOURCES CORP.
(An Exploration Stage Company)
Notes to Interim Consolidated Financial Statements
February 28, 2011
(Stated in US Dollars)
(Unaudited)

Note 2	Nature of Operations and Ability to Continue as a Going Concern– (continued)

The Company’s ability to continue as a going concern is dependent upon its ability to generate future profitable operations and/or to obtain the necessary financing from shareholders or other sources to meet its obligations and repay its liabilities arising from normal business operations when they come due.  Management has no formal plan in place to address this concern but considers that the Company will be able to obtain additional funds by equity financing and/or related party advances, however there is no assurance of additional funding being available or on acceptable terms, if at all.  The financials statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event the company cannot continue in existence.

Note 3            Summary of Significant Accounting Policies

The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and are stated in US dollars.  The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expense during the reporting period. Actual results could differ from those estimates.

The financial statements have, in management’s opinion, been properly prepared within the framework of the significant accounting policies summarized below:

Principles of Consolidation

These consolidated financial statements include the accounts of the Company and LRE Exploration LLC., a wholly owned subsidiary incorporated in Nevada, USA on August 31, 2010.  All significant inter-company transactions and balances have been eliminated.

Cash and cash equivalents

The Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents.  There were no cash equivalents at February 28. 2011.

The Company minimizes its credit risk associated with cash by periodically evaluating the credit quality of its primary financial institution. The balance at times may exceed federally insured limits. At February 28, 2011, the balance did not exceed the federally insured limit.

Exploration Stage Company

The Company is an exploration stage company.  All losses accumulated since inception have been considered part of the Company’s exploration stage activities.

LAREDO RESOURCES CORP.
(An Exploration Stage Company)
Notes to Interim Consolidated Financial Statements
February 28, 2011
(Stated in US Dollars)
(Unaudited)
Note 3            Summary of Significant Accounting Policies – (continued)

Foreign Currency Translation

The Company’s functional currency is the United States dollar as substantially all of the Company’s operations are in the USA. The Company uses the United States dollar as its reporting currency for consistency with registrants of the Securities and Exchange Commission (“SEC”).

Assets and liabilities denominated in a foreign currency are translated at the exchange rate in effect at the balance sheet date and capital accounts are translated at historical rates.  Income statement accounts are translated at the average rates of exchange prevailing during the period.

Translation adjustments from the use of different exchange rates from period to period are included in the Accumulated Other Comprehensive Income account in Stockholders’ Equity, if applicable.

Transactions undertaken in currencies other than the functional currency of the entity are translated using the exchange rate in effect as of the transaction date.  Any exchange gains and losses are included in the Statement of Operations and Comprehensive Loss.

Basic and Diluted Loss Per Share

Basic loss per share is computed using the weighted average number of shares outstanding during the period.  Fully diluted earnings (loss) per share are computed similar to basic income (loss) per share except that the denominator is increased to include the number of common stock equivalents (primarily outstanding options and warrants).  Common stock equivalents represent the dilutive effect of the assumed exercise of the outstanding stock options and warrants, using the treasury stock method, at either the beginning of the respective period presented or the date of issuance, whichever is later, and only if the common stock equivalents are considered dilutive based upon the Company’s net income (loss) position at the calculation date.  As there are no common stock equivalents outstanding, diluted and basic loss per share are the same.

Mineral Property

The Company is primarily engaged in the acquisition, exploration and development of mineral properties.

Mineral property acquisition costs are capitalized in accordance with FASB ASC 930, “Extractive Activities-Mining,” when management has determined that probable future benefits consisting of a contribution to future cash inflows have been identified and adequate financial resources are available or are expected to be available as required to meet the terms of property acquisition and budgeted exploration and development expenditures.  Mineral property acquisition costs are expensed as incurred if the criteria for capitalization are not met.

LAREDO RESOURCES CORP.
(An Exploration Stage Company)
Notes to Interim Consolidated Financial Statements
February 28, 2011
(Stated in US Dollars)
(Unaudited)
Note 3            Summary of Significant Accounting Policies – (continued)

Mineral Property – (continued)

In the event that mineral property acquisition costs are paid with Company shares, those shares are recorded at the estimated fair value at the time the shares are due in accordance with the terms of the property agreements.

Mineral property exploration costs are expensed as incurred.

When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves and pre-feasibility, the costs incurred to develop such property are capitalized.

Estimated future removal and site restoration costs, when determinable are provided over the life of proven reserves on a units-of-production basis.  Costs, which include production equipment removal and environmental remediation, are estimated each period by management based on current regulations, actual expenses incurred, and technology and industry standards.  Any charge is included in exploration expense or the provision for depletion and depreciation during the period and the actual restoration expenditures are charged to the accumulated provision amounts as incurred.

To date the Company has not established any proven or probable reserves on its mineral properties.

Asset Retirement Obligations

Asset retirement obligations (“ARO”) associated with the retirement of a tangible long-lived asset, are recognized as liabilities in the period in which it is incurred and becomes determinable, with an offsetting increase in the carrying amount of the associated assets. The cost of tangible long-lived assets, including the initially recognized ARO, is amortized, such that the cost of the ARO is recognized over the useful life of the assets.  The ARO is recorded at fair value, and accretion expense is recognized over time as the discounted fair value is accreted to the expected settlement value.

The fair value of the ARO is measured using expected future cash flow, discounted at the Company’s credit-adjusted risk-free interest rate.  As at February 28, 2011, the Company has determined no provision for ARO’s is required.
Note 4	Financial Instruments

Fair value is defined as the price that would be received upon sale of an asset or paid upon transfer of a liability in an orderly transaction between market participants at the measurement date and in the principal or most advantageous market for that asset or liability.

LAREDO RESOURCES CORP.
(An Exploration Stage Company)
Notes to Interim Consolidated Financial Statements
February 28, 2011
(Stated in US Dollars)
(Unaudited)
Note 4	Financial Instruments – (continued)

The fair value should be calculated based on assumptions that market participants would use in pricing the asset or liability, not on assumptions specific to the entity. In addition, the fair value of liabilities should include consideration of non-performance risk including our own credit risk.

In addition to defining fair value, the standard expands the disclosure requirements around fair value and establishes a fair value hierarchy for valuation inputs.  The hierarchy prioritizes the inputs into three levels based on the extent to which inputs used in measuring fair value are observable in the market.  Each fair value measurement is reported in one of the three levels which is determined by the lowest level input that is significant to the fair value measurement in its entirety. These levels are:

Level 1 –	inputs are based upon unadjusted quoted prices for identical instruments traded in active markets.

Level 2 –
inputs are based upon significant observable inputs other than quoted prices included in Level 1, such as quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 –
inputs are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore determined using model-based techniques that include option pricing models, discounted cash flow models, and similar techniques.

The carrying value of the Company’s financial assets and liabilities which consist of cash, and accounts payable and accrued liabilities in management’s opinion approximate fair value due to the short maturity of such instruments.  These financial assets and liabilities are valued using level 3 inputs, except for cash which is at level 1.  Unless otherwise noted, it is management’s opinion that the Company is not exposed to significant interest, exchange or credit risks arising from these financial instruments.

Note 5	Mineral Property

	February 28,	August 31,
	2011	2010
ABR Claims
Option Costs	$10,000	$-

Net loss	$10,000	$-

LAREDO RESOURCES CORP.
(An Exploration Stage Company)
Notes to Interim Consolidated Financial Statements
February 28, 2011
(Stated in US Dollars)
(Unaudited)

Note 5	Mineral Property – (continued)

On November 30, 2010, LRE entered into a property option agreement with Arbutus Minerals LLC (“Arbutus”) whereby the Company was granted an option to earn up to a 100% interest in 20 mineral claims (the “ABR Claims”) located approximately 15 miles north of Elko, Nevada.  Arbutus holds only the mineral rights to the ABR Claims as the ABR Claims are on Bureau of Land Management managed land.  Consideration for the option consists of cash payments to Arbutus of totalling $90,000, and aggregate exploration expenditures of $295,000 as follows:

·	Payments to Arbutus
o	$10,000 upon execution of option agreement;
o	$10,000 on or before November 30, 2011;
o	$20,000 on or before November 30, 2012; and
o	$50,000 on or before November 30, 2013.

·	Exploration Expenditures
o	$15,000 in aggregate exploration expenditures prior to November 30, 2012;
o	$65,000 in aggregate exploration expenditures prior to November 30, 2013; and
o	$215,000 in aggregate exploration expenditures prior to November 30, 2014.

As at February 28, 2011, the Company had incurred $10,000 in acquisition costs in the form of option payments to Arbutus per the option agreement. Mineral property acquisition costs are capitalized when incurred. When a property reaches the production stage, the related capitalized costs will be amortized, using the units of production method on the basis of periodic estimates of ore reserves, currently no property has reached the production stage. When the Company has capitalized mineral properties, these properties will be periodically assessed for impairment of value and any diminution in value.

The Company had incurred an aggregate amount of $4,500 for geological surveys, which are considered geological and geophysical costs which are expensed when incurred.

Note 6	Related Party Transactions

On February 15, 2011, the Company President loaned $10,000 to the Company and the Company issued a promissory note in the amount of $10,000.  The promissory note is unsecured, bears interest at 6% per annum, and matures on February 28, 2013.  During the three month and six month periods ended February 28, 2011, the Company accrued $21 of interest expense in respect of this note payable.

On September 2, 2010, the Company President loaned $15,000 to the Company and the Company issued a promissory note in the amount of $15,000.  The promissory note is unsecured, non-interest bearing, and matures on September 30, 2012.  During the three month and six month periods ended February 28, 2011, the Company has recorded interest expense of $441 and also recorded a capital contribution of $441 in respect of the imputed interest charge on this note payable.

On August 19, 2010, the Company received and accepted a subscription to purchase 2,000,000 shares of common stock at $0.0078 per share for aggregate proceeds of $15,625 from the Company’s president.  The subscription agreement permitted the Company to accept 200,000 Mexican Peso’s in full settlement of the share subscription.  The share subscription was settled in Mexican Peso’s.

Note 7            Capital Stock

Issued:

On August 19, 2010, the Company issued 2,000,000 shares of common stock to the Company’s president at $0.0078 per share for total proceeds of $15,625.

On August 27, 2010, the Company issued 1,570,000 shares of common stock at $0.008 per share for total proceeds of $12,560 pursuant to a private placement.  The Company paid commissions of $200 for net proceeds of $12,360.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Laredo Resources Corp.
Las Vegas, Nevada

We have audited the accompanying consolidated balance sheet of Laredo Resources Corp. (An Exploration Stage Company) (the “Company”) as of August 31, 2010 and the related consolidated statements of operations, stockholders’ equity and cash flows from inception (August 17, 2010) through August 31, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Laredo Resources Corp. (An Exploration Stage Company) as of August 31, 2010 and the results of its operations and cash flows from inception (August 17, 2010) through August 31, 2010 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered losses from operations, which raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ De Joya Griffith & Company, LLC
Henderson, Nevada
October 26, 2010

LAREDO RESOURCES CORP.
 (An Exploration Stage Company)
CONSOLIDATED BALANCE SHEET
 (Stated in US Dollars)

ASSET	August 31, 2010

Current assets
Cash	$27,400

Total assets	$27,400

LIABILITIES

Current liabilities
Accounts payable and accrued liabilities	$6,740

Total liabilities	6,740

STOCKHOLDERS’ EQUITY

Preferred stock, $0.001 par value 10,000,000 shares authorized, none outstanding
Common stock, $0.001 par value 90,000,000 shares authorized 3,570,000 shares issued and outstanding– Notes 4 and 5	3,570
Additional paid-in capital	24,415
Deficit accumulated during the exploration stage	(7,325)

Total stockholders’ equity	20,660

Total liabilities & stockholders’ equity	$27,400

SEE ACCOMPANYING NOTES

LAREDO RESOURCES CORP.
(An Exploration Stage Company)
CONSOLIDATED STATEMENT OF OPERATIONS
 (Stated in US Dollars)

From Inception (August 17, 2010) to August 31, 2010

Expenses
Foreign exchange loss	785
Legal fees	6,290
Office expenses	250

Net loss	$(7,325)

Basic loss per share	$(0.01)

Weighted average number of shares outstanding - basic	2,162,857

SEE ACCOMPANYING NOTES

LAREDO RESOURCES CORP .
 (An Exploration Stage Company)
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
For the Period from Inception (August 17, 2010) to August 31, 2010
(Stated in US Dollars)

	Preferred Shares		(Note 5) Common Shares		Additional Paid-in Capital	Deficit Accumulated During the Exploration Stage	Total
	Number	Amount	Number	Amount
Balance, inception (August 17, 2010)	-	$-	-	$-	$-	$-	$-

Capital stock issued to founder for cash	-	-	2,000,000	2,000	13,625	-	15,625
Capital stock issued for cash, net of commission	-	-	1,570,000	1,570	10,790	-	12,360
Net loss for the period	-	-	-	-	-	(7,325)	(7,325)

Balance, August 31, 2010	-	-	3,570,000	$3,570	$24,415	$(7,325)	$20,660

SEE ACCOMPANYING NOTES

LAREDO RESOURCES CORP.
 (An Exploration Stage Company)
CONSOLIDATED STATEMENT OF CASH FLOWS
 (Stated in US Dollars)

From Inception (August 17, 2010) to August 31, 2010

Cash Flows used in Operating Activities
Net loss	$(7,325)
Changes in non-cash working capital items:
Accounts payable and accrued liabilities	6,740

Net cash used in operating activities	(585)

Cash Flows from Financing Activities
Capital stock issued	27,985

Net cash provided by financing activities	27,985

Net increase in cash during the period	27,400

Cash, beginning of the period	-

Cash, end of the period	$27,400

Supplemental information

Interest and taxes paid in cash	$-

SEE ACCOMPANYING NOTES

LAREDO RESOURCES CORP.
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
August 31, 2010
(Stated in US Dollars)

Note 1	Nature of Operations and Ability to Continue as a Going Concern

The Company was incorporated in the state of Nevada, United States of America on August 17, 2010.  The Company is an exploration stage company and was formed for the purpose of acquiring exploration and development stage mineral properties.  The Company’s year-end is August 31.

On August 31, 2010, the Company incorporated a wholly-owned subsidiary, LRE Exploration LLC in the State of Nevada, United States of America (“USA”) for the purpose of mineral exploration in the USA.

These financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which assumes that the Company will be able to meet its obligations and continue its operations for its next fiscal year.  Realization values may be substantially different from carrying values as shown and these financial statements do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern.  The Company has yet to achieve profitable operations, has accumulated losses of $7,325 since its inception and expects to incur further losses in the development of its business, all of which casts substantial doubt about the Company’s ability to continue as a going concern.  The Company’s ability to continue as a going concern is dependent upon its ability to generate future profitable operations and/or to obtain the necessary financing from shareholders or other sources to meet its obligations and repay its liabilities arising from normal business operations when they come due.  Management has no formal plan in place to address this concern but considers that the Company will be able to obtain additional funds by equity financing and/or related party advances, however there is no assurance of additional funding being available or on acceptable terms, if at all.  The financials statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event the company cannot continue in existence.

Note 2	Summary of Significant Accounting Policies

The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and are stated in US dollars.  The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expense during the reporting period. Actual results could differ from those estimates.

The financial statements have, in management’s opinion, been properly prepared within the framework of the significant accounting policies summarized below:

LAREDO RESOURCES CORP.
 (An Exploration Stage Company)
Notes to Consolidated Financial Statements
August 31, 2010
(Stated in US Dollars)

Note 2	Summary of Significant Accounting Policies – (continued)

Principles of Consolidation

These consolidated financial statements include the accounts of the Company and LRE Exploration LLC., a wholly owned subsidiary incorporated in Nevada, USA on August 31, 2010.  All significant inter-company transactions and balances have been eliminated.

Exploration Stage Company

The Company is an exploration stage company.  All losses accumulated since inception have been considered part of the Company’s exploration stage activities.

Cash

Cash consists of all highly liquid investments that are readily convertible to cash within 90 days when purchased.

Mineral Property

Costs of lease, acquisition, exploration, carrying and retaining unproven mineral lease properties are expensed as incurred. The Company has chosen to expense all mineral acquisition and exploration costs as incurred given that it is still in the development stage. Once the Company has identified proven and probable reserves in its investigation of its properties and upon development of a plan for operating a mine, it would enter the development stage and capitalize future costs until production is established. When a property reaches the production stage, the related capitalized costs will be amortized, using the units of production method on the basis of periodic estimates of ore reserves. When the Company has capitalized mineral properties, these properties will be periodically assessed for impairment of value and any diminution in value.

Foreign Currency Translation

The Company’s functional currency is the United States dollar as substantially all of the Company’s operations are in the USA. The Company uses the United States dollar as its reporting currency for consistency with registrants of the Securities and Exchange Commission (“SEC”).

Assets and liabilities denominated in a foreign currency are translated at the exchange rate in effect at the balance sheet date and capital accounts are translated at historical rates.  Income statement accounts are translated at the average rates of exchange prevailing during the period.  Translation adjustments from the use of different exchange rates from period to period are included in the Accumulated Other Comprehensive Income account in Stockholders’ Equity, if applicable.  Transactions undertaken in currencies other than the functional currency of the entity are translated using the exchange rate in effect as of the transaction date.  Any exchange gains and losses are included in the Statement of Operations and Comprehensive Loss.

LAREDO RESOURCES CORP.
 (An Exploration Stage Company)
Notes to Consolidated Financial Statements
August 31, 2010
(Stated in US Dollars)

Income Taxes

The Company uses the asset and liability method of accounting for income taxes.  Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and loss carry-forwards and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date. A valuation allowance is recorded when it is “more likely-than-not” that a deferred tax asset will not be realized.

Stock-based Compensation

The Company is required to record compensation expense, based on the fair value of the awards, for all awards granted after the date of the adoption.

Basic and Diluted Loss Per Share

Basic loss per share is computed using the weighted average number of shares outstanding during the period.  Fully diluted earnings (loss) per share are computed similar to basic income (loss) per share except that the denominator is increased to include the number of common stock equivalents (primarily outstanding options and warrants).  Common stock equivalents represent the dilutive effect of the assumed exercise of the outstanding stock options and warrants, using the treasury stock method, at either the beginning of the respective period presented or the date of issuance, whichever is later, and only if the common stock equivalents are considered dilutive based upon the Company’s net income (loss) position at the calculation date.  As there are no common stock equivalents outstanding, diluted and basic loss per share are the same.

Comprehensive Income

The Company is required to report comprehensive income, which includes net loss as well as changes in equity from non-owner sources.

Concentration of credit risk

A significant amount of the Company’s assets and resources are dependent on the financial support of the shareholders, should the shareholders determine to no longer finance the operations of the company, it may be unlikely for the company to continue.

LAREDO RESOURCES CORP.
 (An Exploration Stage Company)
Notes to Consolidated Financial Statements
August 31, 2010
(Stated in US Dollars)

Note 2	Summary of Significant Accounting Policies – (continued)

Newly Adopted Accounting Pronouncement

In June 2009, the Financial Accounting Standards Board ("FASB") issued authoritative guidance which established the FASB Standards Accounting Codification ("Codification") as the source of authoritative GAAP recognized by the FASB to be applied to non-governmental entities, and rules and interpretive releases of the SEC as authoritative GAAP for SEC registrants.  The Codification supersedes all the existing non-SEC accounting and reporting standards upon its effective date and, subsequently, the FASB will not issue new standards in the form of Statements, FASB Staff Positions or Emerging Issues Task Force Abstracts.  The guidance is not intended to change or alter existing GAAP. The guidance became effective for the Company upon inception, August 17, 2010. The guidance did not have an impact on the Company's financial position, results of operations or cash flows.  All references to previous numbering of FASB Statements, FASB Staff Positions or Emerging Issues Task Force Abstracts have been removed from the financial statements and accompanying footnotes.

Recent Accounting Pronouncements

In February 2010, the FASB (Financial Accounting Standards Board) issued Accounting Standards Update 2010-08 (ASU 2010-08), Technical Corrections to Various Topics.  This amendment eliminated inconsistencies and outdated provisions and provided the needed clarifications to various topics within Topic 815.  The amendments are effective for the first reporting period (including interim periods) beginning after issuance (February 2, 2010), except for certain amendments.  The amendments to the guidance on accounting for income taxes in reorganization (Subtopic 852-740) should be applied to reorganizations for which the date of the reorganization is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.  For those reorganizations reflected in interim financial statements issued before the amendments in this Update are effective, retrospective application is required.  The clarifications of the guidance on the embedded derivatives and hedging (Subtopic 815-15) are effective for fiscal years beginning after December 15, 2009, and should be applied to existing contracts (hybrid instruments) containing embedded derivative features at the date of adoption.  The Company does not expect the provisions of ASU 2010-08 to have a material effect on the financial position, results of operations or cash flows.

In February 2010, the FASB issued Accounting Standards Update 2010-09 (ASU 2010-09), Subsequent Events (Topic 855), amending guidance on subsequent events to alleviate potential conflicts between FASB guidance and SEC requirements. Under this amended guidance, SEC filers are no longer required to disclose the date through which subsequent events have been evaluated in originally issued and revised financial statements.  This guidance was effective immediately and we adopted these new requirements for the period ended May 31, 2010.  The adoption of this guidance did not have a material impact on our financial statements.

LAREDO RESOURCES CORP.
 (An Exploration Stage Company)
Notes to Consolidated Financial Statements
August 31, 2010
(Stated in US Dollars)

Note 2	Summary of Significant Accounting Policies – (continued)

In March 2010, the FASB issued ASU No. 2010-11, "Derivatives and Hedging (Topic 815): Scope Exception Related to Embedded Credit Derivatives" (codified within ASC 815 - Derivatives and Hedging). ASU 2010-11 improves disclosures originally required under SFAS No. 161. ASU 2010-11 is effective for interim and annual periods beginning after June 15, 2010. The adoption of ASU 2010-11 is not expected to have any material impact on our financial position, results of operations or cash flows.

In April 2010, the FASB issued ASU No. 2010-17, "Revenue Recognition - Milestone Method (Topic 605): Milestone Method of Revenue Recognition" (codified within ASC 605 - Revenue Recognition). ASU 2010-17 provides guidance on defining a milestone and determining when it may be appropriate to apply the milestone method of revenue recognition for research or development transactions. ASU 2010-17 is effective for interim and annual periods beginning after June 15, 2010. The adoption of ASU 2010-17 is not expected to have any material impact on our financial position, results of operations or cash flows.

Note 3	Financial Instruments

Fair value is defined as the price that would be received upon sale of an asset or paid upon transfer of a liability in an orderly transaction between market participants at the measurement date and in the principal or most advantageous market for that asset or liability. The fair value should be calculated based on assumptions that market participants would use in pricing the asset or liability, not on assumptions specific to the entity. In addition, the fair value of liabilities should include consideration of non-performance risk including our own credit risk.

In addition to defining fair value, the standard expands the disclosure requirements around fair value and establishes a fair value hierarchy for valuation inputs.  The hierarchy prioritizes the inputs into three levels based on the extent to which inputs used in measuring fair value are observable in the market.  Each fair value measurement is reported in one of the three levels which is determined by the lowest level input that is significant to the fair value measurement in its entirety. These levels are:

Level 1 –	inputs are based upon unadjusted quoted prices for identical instruments traded in active markets.

Level 2 –
inputs are based upon significant observable inputs other than quoted prices included in Level 1, such as quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

LAREDO RESOURCES CORP.
 (An Exploration Stage Company)
Notes to Consolidated Financial Statements
August 31, 2010
(Stated in US Dollars)

Note 3	Financial Instruments – (continued)

Level 3 –
inputs are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore determined using model-based techniques that include option pricing models, discounted cash flow models, and similar techniques.

The carrying value of the Company’s financial assets and liabilities which consist of cash, and accounts payable and accrued liabilities in management’s opinion approximate fair value due to the short maturity of such instruments.  These financial assets and liabilities are valued using level 3 inputs, except for cash which is at level 1.  Unless otherwise noted, it is management’s opinion that the Company is not exposed to significant interest, exchange or credit risks arising from these financial instruments.

Note 4	Related Party Transactions

On August 19, 2010, the Company received and accepted a subscription to purchase 2,000,000 shares of common stock at $0.0078125 per share for aggregate proceeds of $15,625 from the Company’s president.  The subscription agreement permitted the Company to accept 200,000 Mexican Peso’s in full settlement of the share subscription.  The share subscription was settled in Mexican Peso’s.

Note 5	Capital Stock

Issued:

On August 19, 2010, the Company issued 2,000,000 shares of common stock to the Company’s president at $0.0078125 per share for total proceeds of $15,625.

On August 27, 2010, the Company issued 1,570,000 shares of common stock at $0.008 per share for total proceeds of $12,560 pursuant to a private placement.  The Company paid commissions of $200 for net proceeds of $12,360.

Note 6	Income Taxes

A reconciliation of the income tax provision computed at statutory rates to the reported tax provision is as follows:

August 17, 2010 (Date of Inception) to August 31, 2010

Basic statutory and state income tax rate	35.0%

LAREDO RESOURCES CORP.
 (An Exploration Stage Company)
Notes to Consolidated Financial Statements
August 31, 2010
(Stated in US Dollars)

Note 6	Income Taxes – (continued)

August 17, 2010 (Date of Inception) to August 31, 2010

Approximate loss before income taxes	$7,325

Expected approximate tax recovery on net loss, before income tax	$2,600
Changes in valuation allowance	(2,600)

Deferred income tax recovery	$-

Significant components of the Company’s deferred tax assets and liabilities are as follows:

August 17, 2010 (Date of Inception) to August 31, 2010

Deferred income tax assets
Non-capital losses carried forward	$2,600
Less: valuation allowance	(2,600)

Deferred income tax assets	$-

At August 31, 2010, the Company has incurred accumulated net operating losses in the United States of America totalling approximately $7,325 which are available to reduce taxable income in future years.

These losses expire as follows:

Year of Expiry	Amount

2030	$7,325

The amount taken into income as deferred tax assets must reflect that portion of the income tax loss carryforwards that is more-likely-than-not to be realized from future operations.  The Company has chosen to provide an allowance of 100% against all available income tax loss carryforwards, regardless of their time of expiry.

Note 7	Subsequent Event

On September 2, 2010, the Company President advanced $15,000 to the Company and the Company issued a promissory note in the amount of $15,000.  The promissory note is unsecured, non-interest bearing, and falls due on September 30, 2012